SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
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[_]  Definitive Additional Materials

Colonial Properties Trust
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 18, 2008

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday April 23, 2008 at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center (formerly AmSouth-Harbert Plaza), 1901 6th Avenue North, Birmingham, Alabama 35203.

     The matters to be acted on at the meeting - the election of trustees, the approval of the Colonial Properties Trust 2008 Omnibus Incentive Plan and the ratification of the appointment of our independent registered public accounting firm - are described in the accompanying proxy statement. A proxy card on which to indicate your vote and a postage paid envelope in which to return your proxy are enclosed. A copy of our annual report to shareholders is also enclosed.

     We realize that all of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. If you are unable to be present at the meeting in person we urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

Sincerely,

C. Reynolds Thompson, III Chief Executive Officer

 Enclosures

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 23, 2008

Dear Shareholder:

You are cordially invited to attend our 2008 annual meeting of shareholders to be held on Wednesday, April 23, 2008, at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center (formerly AmSouth-Harbert Plaza), 1901 6th Avenue North, Birmingham, Alabama 35203, to consider the following proposals:

1.	To elect trustees to serve for one-year terms expiring in 2009;

2.	To approve the Colonial Properties Trust 2008 Omnibus Incentive Plan, which is attached as Exhibit A to the accompanying proxy statement and which has been adopted by our board of trustees subject to shareholder approval;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly come before such meeting or any adjournments thereof.

      Only shareholders of record at the close of business on February 15, 2008 will be entitled to vote at the meeting or any adjournments thereof.

      YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF TRUSTEES

John P. Rigrish Chief Administrative Officer and Corporate Secretary

Birmingham, Alabama
March 18, 2008

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

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PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be held on April 23, 2008

     This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 23, 2008, at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center (formerly AmSouth-Harbert Plaza), 1901 6th Avenue North, Birmingham, Alabama 35203, for the purposes set forth in the notice of meeting. All references to “we,” “us,” “our,” “Colonial” or the “Company” refer to Colonial Properties Trust and/or its subsidiaries as the context requires. This solicitation of proxies is made by Colonial Properties Trust on behalf of our board of trustees. We also have retained the Altman Group, a proxy soliciting firm, to assist with the solicitation of proxies, as further discussed in this proxy statement.

     Holders of record of our common shares of beneficial interest as of the close of business on the record date, February 15, 2008, are entitled to receive notice of, and to vote at the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on February 15, 2008, we had 47,292,433 common shares issued and outstanding.

     Common shares represented by proxies in the form enclosed, if such proxies are properly executed, returned and not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy, the shares represented by the proxy will be voted as recommended by the board of trustees. The board of trustees recommends a vote (1) FOR the election of all nominees for trustee; (2) FOR approval of the Colonial Properties Trust 2008 Omnibus Incentive Plan; and (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

     You may vote either by completing and returning the enclosed proxy card to us prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to us or by voting in person at the meeting. Written notice of revocation must be delivered to the address shown above, addressed to the Corporate Secretary. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

     Our 2007 annual report to shareholders is enclosed with this proxy statement. This proxy statement, the proxy card and the 2007 annual report to shareholders are first being mailed to our shareholders beginning on or about March 18, 2008. The mailing address for our executive office is Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

Table of Contents

Election of Trustees	3
Board of Trustees	3
Board Recommendation	3
Nominees for Election	3
Vote Required	6
Information Regarding Trustees and Corporate Governance	7
Meetings of the Board of Trustees	7
Executive Sessions of Non-Management Trustees	7
Trustee Attendance at Annual Meetings	7
Lead Trustee	7
Communication with the Board of Trustees	7
Trustee Candidate Review	8
Committees of the Board of Trustees	9
Committee Membership	11
Board of Trustees Assessment of Independence	11
Code of Ethical Conduct	12
Proposal To Approve the Colonial Properties Trust 2008 Omnibus Incentive Plan	13
Overview	13
Description of the 2008 Plan	14
Federal Income Tax Consequences	16
Vote Required	19
Board Recommendation	19
Audit Committee Report	20
Ratification of Appointment of Independent Registered Public Accounting Firm	21
Summary of Audit Fees	21
Vote Required	21
Board Recommendation	21
Pre-Approval Policy for Services by Auditor	22
Compensation Discussion and Analysis	23
Compensation Philosophy and Guiding Principles	23
Benchmarking	24
Elements of Compensation	26
Option and Restricted Share Grant Practices	32
Named Executive Officer Ownership and Holding Guidelines	32
$1 Million Pay Deductibility Limit	33
Compensation Committee Report	34
Compensation of Trustees and Executive Officers	35
Executive Compensation	35
Trustee Compensation	43
Compensation Committee Interlocks and Insider Participation	49
Certain Relationships and Related Transactions	49
Voting Securities Held By Principal Shareholders and Management	50
Section 16(a) Beneficial Ownership Reporting Compliance	53
Shareholder Proposals for 2009 Annual Meeting	54
Voting Procedures and Costs of Proxy Solicitation	54
Householding of Proxy Materials	55
Important Notice Regarding the Availability of Proxy Materials For The Stockholder
Meeting to be Held on April 23, 2008	55

Exhibit A – Colonial Properties Trust 2008 Omnibus Incentive Plan

ELECTION OF TRUSTEES
(Proposal 1)

Board of Trustees

     Our board of trustees is currently comprised of thirteen members elected by the shareholders annually. Each current trustee has been nominated for re-election at the meeting. All the nominees are expected to hold office until the 2009 annual meeting of shareholders or until their successors are elected and qualified.

     The board of trustees knows of no reason why any nominee would be unable to serve as a trustee, should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election

     Weston M. Andress, 47, has been a trustee since 2007 and our President and Chief Financial Officer since April 2006. As President and Chief Financial Officer, Mr. Andress is responsible for all finance and investment matters for the Company. Previously, he served as Chief Financial and Investment Officer since joining the Company in April 2004. Prior to his tenure with Colonial Properties Trust, Mr. Andress held the position of Managing Director of the Corporate and Investment Banking Department of Bank of America. During his fifteen year tenure with the bank, Mr. Andress worked directly with several of the largest public and private real estate companies in the United States delivering investment banking services including equity placement, debt underwriting and merger and acquisition consultation. Prior to Bank of America, Mr. Andress was Vice President in the Real Estate Capital Markets Group of Salomon Brothers in New York. Mr. Andress graduated with honors from the University of the South with a Bachelor of Arts in Political Science and holds a Master of Business Administration from the University of North Carolina at Chapel Hill.

     Carl F. Bailey, 77, has been a trustee since 1993. Since 2002, Mr. Bailey has been chairman of TekQuest Industries, Inc., a manufacturing company. Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company from 1982 to 1992. From 1952 to 1992, he worked for South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey was a member of the board of directors of SouthTrust Corporation, a financial services corporation until the SouthTrust Corporation board was terminated on November 1, 2004 as a result of the merger between SouthTrust Corporation and Wachovia Corporation. Mr. Bailey also serves on the board of trustees of Birmingham Southern College. Mr. Bailey is chairman of the audit committee, and is a member of the executive committee and the governance committee of the board of trustees.

     M. Miller Gorrie, 72, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that was ranked 15th in the Engineering News Record’s “Top General Building Contractors” based on 2006 construction revenues. He currently serves on the boards of American Cast Iron Pipe Company, the Metropolitan Development Board, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, Baptist Hospital Foundation, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the executive committee of the board of trustees.

     William M. Johnson, 61, has been a trustee since 1997. From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. Mr. Johnson is a member of the boards of trustees of Asbury Theological Seminary and The Mission Society and a member of the board of directors of World Parish Ministries. Mr. Johnson is also a member of the Cherokee County (Atlanta area) Development Authority and is Vice Chairman of the Cherokee County Airport Authority. Since 1999, Mr. Johnson has been chief executive officer and founder of a family foundation that provides financial assistance to 28 local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.

     Glade M. Knight, 63, is the founder, chairman of the board and chief executive officer of four REITs: Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc. He also founded and served as the chairman and chief executive officer of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc., two hotel REITs, until they were sold during 2007. From 1993 until April 2005, Mr. Knight was founder, chairman and chief executive officer of Cornerstone Realty Income Trust, Inc. (“Cornerstone”), which owned apartment communities, and which we merged with in April 2005. He is chairman of the board of trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university’s Entrepreneurial Department of the Graduate School of Business Management.

     James K. Lowder, 58, has been a trustee since 1993. Since 1995, Mr. Lowder has served as chairman of the board of The Colonial Company. He also serves as chairman of the board of American Colonial Insurance Company, Inc., Colonial Commercial Development, Inc., Colonial Commercial Investments, Inc., Colonial Commercial Realty, Inc., Colonial Financial Services, Inc., Colonial Homes, Inc., Colonial Insurance Agency, Inc., Colonial Real Estate Company, Inc., Colonial Real Estate Investments, Inc., Lowder Construction Company, Inc., Lowder New Homes, Inc., and Lowder Realty Company, Inc. He is a member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association and the board of directors of Alabama Power Company. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman of the board.

     Thomas H. Lowder, 58, has been a trustee since our formation in July 1993. Since that time he has served as the chairman of the board. Additionally he served as president and chief executive officer from July 1993 until April 2006. Mr. Lowder became president and chief executive officer of Colonial Properties, Inc., our predecessor, in 1976, and has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company and its predecessors. He presently serves as a member of the Board of the following organizations: The Community Foundation of Greater Birmingham, Birmingham-Southern College, Crippled Children’s Foundation, Children’s Hospital of Alabama and United Way of Central Alabama. Mr. Lowder is a past board member of the National Association of Real Estate Investment Trusts (NAREIT), past chairman of the Birmingham Area Chapter of the American Red Cross, past chairman of Children’s Hospital of Alabama and he served as chairman of the 2001 United Way Campaign for Central Alabama and Chairman of the Board in 2007. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder holds an honorary Doctorate of Humanities from University of Alabama at Birmingham and a honorary Doctorate of Law from Birmingham Southern College. Mr. Lowder is the brother of James K. Lowder, one of our trustees.

     Herbert A. Meisler, 80, has been a trustee since 1995. Since 1964, Mr. Meisler has been President of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Harold W. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. In addition Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as president of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed and served as president of Gulfway General Hospital in Houston, Texas. He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Harold W. Ripps, one of our trustees.

     Claude B. Nielsen, 57, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991 and in 2003 he was elected chairman of the board of Coca-Cola Bottling Company United, Inc. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of Regions Financial Corporation and was on the board of directors of AmSouth Bank Corporation prior to its merger in November 2006 with Regions Financial Corporation, a financial services corporation. Mr. Nielsen is chairman of the executive compensation committee and a member of the governance committee of the board of trustees.

     Harold W. Ripps, 69, has been a trustee since 1995. Since 1969, he has been chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the board of trustees of the Birmingham Council of Boy Scouts of America, Birmingham Southern College and the President’s Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

     Donald T. Senterfitt, 88, has been a trustee since 1993. Since May 2000, Mr. Senterfitt has served as chairman of the board of directors of Colonial Bank, N.A., Central Florida. From 1991 to 2000, Mr. Senterfitt served as president and chief executive officer of the Pilot Group, LC, a consulting company. He is a former director and vice chairman of SunTrust Banks, Inc., a multi-state bank holding company. He was president of the American Bankers Association in 1985-1986, and prior to his banking career while heading a Florida law firm, he was general counsel to the Florida Bankers Association. Mr. Senterfitt is a member and a 1997 Laureate of the Mid-Florida Business Hall of Fame and a member of the President's Council of the University of Florida. He is the recipient of the Distinguished Alumnus Award from both his undergraduate school, Carson-Newman College and his graduate school, the University of Florida. Mr. Senterfitt is a past-president and formerly a member of the board of directors of Lighthouse Central Florida, Inc., a non-profit organization. He is a member of the finance committee of the City of Orlando. Mr. Senterfitt is the lead trustee of the board of trustees, chairman of the governance committee and a member of the audit committee of the board of trustees.

     John W. Spiegel, 67, has been a trustee since October 2003. Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, from 2000 until August 2004, and as vice chairman of SunTrust Banks Holding Company until March 2005. Prior to that he was an executive vice president and chief financial officer of SunTrust Banks from 1985. Mr. Spiegel serves on the corporate boards of Rock-Tenn Company, Bentley Pharmaceuticals, Inc., S1 Corporation and HomeBanc, Inc. He also serves on the board of directors of the High Museum of Art. Mr. Spiegel is also a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is a member of the audit committee and the executive compensation committee of the board of trustees.

     C. Reynolds Thompson, III, 45, has been a trustee since 2007 and our Chief Executive Officer since April 2006. As Chief Executive Officer, Mr. Thompson is responsible for providing the vision, strategy, leadership and management that continually focus the company on profitably and consistently achieving its goals and objectives. From September 1999 to April 2006 he served as the Chief Operating Officer of the Company and was responsible for the multifamily, office, retail and mixed-use divisions where he oversaw the management, acquisition, leasing and development of properties within the multifamily, office and retail operating divisions and the development of properties within the mixed-use division. Prior to his appointment as Chief Operating Officer, Mr. Thompson was Chief Investment Officer from June 1998 to August 1999, responsible for investment strategies, market research, due diligence, mergers and acquisitions, joint venture development and cross-divisional acquisitions. Prior to his position as Chief Investment Officer, Mr. Thompson served as Executive Vice President, Office Division, from May 1997 to May 1998, with responsibility for management of all office properties owned and/or managed by the Company. Mr. Thompson joined Colonial Properties Trust in February 1997 as Senior Vice President, Office Acquisitions, with responsibility for all acquisitions of office properties. Prior to joining Colonial Properties Trust, Mr. Thompson worked for CarrAmerica Realty Corporation, a then-publicly traded office REIT, in office building acquisitions and due diligence. His twenty-one-year real estate background includes acquisitions, development, leasing, and management of properties in the southern United States. Mr. Thompson is currently a member of the National Association of Real Estate Investment Trust (“NAREIT”) Board of Governors, the Executive Committee of the Metropolitan Development Board, the National Association of Industrial and Office Parks, and the International Council of Shopping Centers. In addition, Mr. Thompson serves on the Board of Visitors for the University of Alabama Culverhouse College of Commerce and Business Administration. Mr. Thompson holds a Bachelor of Science Degree from Washington and Lee University.

Vote Required

The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see “Voting Procedures and Costs of Proxy Solicitation.”

INFORMATION REGARDING TRUSTEES AND CORPORATE GOVERNANCE

Meetings of the Board of Trustees

     Our board of trustees held ten meetings during 2007. During 2007, each trustee attended more than 75% of the aggregate of (1) all meetings of the board of trustees (held during the period for which such trustee has been a trustee) and (2) all meetings of committees of the board of which such trustee was a member.

Executive Sessions of Non-Management Trustees

     Pursuant to our corporate governance guidelines and the New York Stock Exchange (“NYSE”) listing standards, in order to promote open discussion among non-management trustees, our board of trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these executive sessions.

Trustee Attendance at Annual Meetings

     The Company has a policy for attendance by members of the board of trustees at the Company’s annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board as promptly as possible. All members of the board of trustees attended the 2007 annual meeting of shareholders.

Lead Trustee

     In October 2002, the board created the position of lead trustee, whose primary responsibility is to preside over periodic executive sessions of the board in which management trustees and other members of management do not participate. The lead trustee also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings, provides advice with respect to the selection of committee chairs and performs other duties that the board may from time to time delegate to assist the board in the fulfillment of its responsibilities. Mr. Senterfitt served in this position during 2007, and in January 2008 the board designated him to continue serving in this position until the Company’s 2008 annual meeting of shareholders.

Communication with the Board of Trustees

     The Company has a process for addressing letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. The communication should be addressed to the relevant individual or group and sent to the following address by U.S. mail, overnight courier or hand delivery: c/o Corporate Secretary, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203. The communication should prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication subject to this policy. Each such communication received by the Corporate Secretary shall be copied for the files of the Company. After copying such communication, the Corporate Secretary shall promptly forward such communication (by U.S. mail or other reasonable means determined by the Corporate Secretary) to the relevant individual or group to which the communication was addressed. The Corporate Secretary shall not be required to forward any communication determined in his good faith belief to be frivolous.

Trustee Candidate Review

     Our board of trustees has adopted policies and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. The governance committee also considers issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee takes into account the other demands on the time of a candidate, including occupation and memberships on other boards.

     To identify trustee candidates, the governance committee (1) inquires of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting; (2) obtains trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtains trustee candidates from a search firm or from other available sources determined by the governance committee.

     The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company’s Corporate Secretary by U.S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The trustee candidate recommendation should display the legend “Shareholder Trustee Candidate Recommendation” in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

     The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:

  an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;

  an executed trustee questionnaire, identical to the one completed by each of the Company’s trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);

  a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;

  a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and

  contact information, including address and telephone number, for the trustee candidate and recommending shareholder.

     To evaluate a new trustee candidate (whether or not shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination are described from time to time in the Company’s corporate governance guidelines. Such corporate governance guidelines currently provide as follows:

“The Governance Committee is responsible for reviewing with the board, annually or more frequently as appropriate, the appropriate skills and characteristics required of trustees (and candidates for nomination) in the context of the current makeup of the board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.

Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.

In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities.”

Committees of the Board of Trustees

     In accordance with our bylaws, the board of trustees has established an executive committee, an executive compensation committee, an audit committee and a governance committee.

     Executive Committee

     Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met twelve times in 2007.

     Executive Compensation Committee

     The executive compensation committee consists entirely of independent trustees. Independence for compensation committee members is defined by the listing standards of the NYSE. The executive compensation committee was established to determine compensation for our executive officers and to administer our restricted share, share option and annual incentive plans. The executive compensation committee charter is available on the Company’s website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The executive compensation committee met five times during 2007.

     The executive compensation committee is responsible for all elements of the named executive officer compensation program and the equity component of the non-officer compensation program, and works closely with the entire board of trustees in the execution of its duties. For example, the executive compensation committee is responsible for establishing base salaries for the named executive officers, for establishing the annual incentive plan performance measures and related goals for the named executive officer group, and for determining and approving the number of long-term incentive awards under the Company’s employee share option and restricted share plan for the named executive officers. The executive compensation committee may delegate its authority to any subcommittee the executive compensation committee deems appropriate, which must report to the executive compensation committee. The executive compensation committee has delegated to the chair of the executive compensation committee the authority, between meetings of the executive compensation committee, to grant options and restricted shares under the Third Amended and Restated Employee Share Option and Restricted Share Plan to employees other than our executive officers.

     In fulfilling its responsibilities, the executive compensation committee reviews recommendations made by the chief executive officer for base salary increases for all of the named executive officers, other than himself, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and any proposed changes to the peer group. The executive compensation committee reviews relevant data and these recommendations and makes all final determinations on issues within the scope of its authority.

     The executive compensation committee meets a minimum of once a quarter to discuss the Company’s named executive officer compensation program and in particular, base salary, annual incentives and long-term incentives. The executive compensation committee members agree early in the fiscal year upon anticipated items to be covered over the course of that year, and for each meeting, the Chairman of the executive compensation committee and management review and finalize the proposed agenda.

     To assist in its efforts in 2007, the executive compensation committee engaged Buck Consultants and Hay Group directly as its compensation advisor for the most recently completed fiscal year. Buck Consultants and subsequently Hay Group provide detailed market data that the executive compensation committee determines is relevant in developing its understanding of current compensation levels and practices relevant to its decisions, and requests Buck Consultants and subsequently Hay Group to provide alternative ways in which to address compensation decisions for the consideration of the executive compensation committee.

     Audit Committee

     The audit committee consists entirely of independent trustees. Independence for audit committee members is defined by the NYSE listing standards. The audit committee, among other things, assists the board of trustees in oversight of the integrity of the Company’s financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the Securities and Exchange Commission rules. The board of trustees has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The audit committee charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. The board of trustees has determined that each member of the audit committee met the foregoing requirements in 2007. The board of trustees has determined that Mr. Spiegel is an “audit committee financial expert” as defined under SEC rules and regulations. The audit committee met eight times during 2007.

     The NYSE requires that if listed companies do not limit the number of audit committees on which its audit committee members may serve to three or less, then in the event that a trustee simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of that member to effectively serve on the company’s audit committee and disclose that determination. Our company has not adopted any specific requirement limiting the number of audit committees on which board members may serve.

     Mr. Spiegel currently services on the audit committees of the Company, S1 Corporation, HomeBanc Corp., Rock-Tenn Company and Bentley Pharmaceuticals, Inc. The board of trustees has previously considered the facts and circumstances surrounding Mr. Spiegel's service on the other audit committees and determined that, under the circumstances, Mr. Spiegel's service on five audit committees would not impair his ability to effectively serve on our audit committee. The board of trustees reconfirmed its determination in January 2008.

     Governance Committee

     The governance committee consists entirely of independent trustees. Independence for governance committee members is defined by the NYSE listing standards. The governance committee has a charter available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee, among other things, evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company’s website at www.colonialprop.com, and developing and implementing our code of ethical conduct for all employees, officers and trustees. A copy of the corporate governance guidelines is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee is also charged with the task of ensuring we are in compliance with all NYSE listing requirements. The governance committee is willing to consider appropriate trustee nominees whose names are submitted in writing by shareholders in accordance with the Company’s policies regarding trustee nominations. The governance committee met four times during 2007.

Committee Membership

The following table sets forth the membership of the above-referenced committees:

Independent Trustees	Audit	Compensation	Executive	Governance
Carl F. Bailey	C		M	M
William M. Johnson		M	M
Glade M. Knight
Herbert A. Meisler	M	M
Claude B. Nielsen		C		M
Harold W. Ripps			M
Donald T. Senterfitt	M			C
John W. Spiegel	M	M
Non-Independent Trustees	Audit	Compensation	Executive	Governance
Weston M. Andress
M. Miller Gorrie			C
James K. Lowder			M
Thomas H. Lowder			M
C. Reynolds Thompson, III
____________________

“M” signifies a member and “C” signifies a chairman.

Board of Trustees Assessment of Independence

     Our board of trustees annually conducts an assessment of the independence of each trustee in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each trustee’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each trustee’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a trustee, but also from the standpoint of persons or organizations with which the trustee has an affiliation.

     Our board of trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of Carl F. Bailey, William M. Johnson, Glade M. Knight, Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps, Donald T. Senterfitt and John W. Spiegel are “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bailey, Johnson, Meisler, Ripps, Senterfitt and Spiegel has no known relationship with the Company. In determining that Messrs. Nielsen and Knight meet the criteria for independence under the NYSE listing standards, the board considered the following:

•    Mr. Nielsen was a director of Regions Financial Corporation, which participates in the Company’s credit facility. In light of the fact that Mr. Nielsen was not a director of Regions Financial Corporation at the time we began our relationship with Regions Financial Corporation, no family member of Mr. Nielsen’s family is an executive officer of Regions Financial Corporation, Mr. Nielsen receives no compensation from Regions Financial Corporation other than director and committee fees, and Mr. Nielsen receives no compensation or other payments from Regions Financial Corporation arising from his or Regions Financial Corporation’s relationship with the Company, the board of trustees determined that Mr. Nielsen is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.

•    Mr. Knight was the chairman and chief executive officer of Cornerstone, which the Company acquired via merger on April 1, 2005. Following the merger, Mr. Knight received certain payments including through the cashout of certain Cornerstone stock options assumed by the Company, payments under a change of control agreement assumed by the Company and an employment agreement that terminated upon consummation of the merger. In light of the fact that the payments received by Mr. Knight were pursuant to agreements entered into by Cornerstone, without the Company’s involvement, that none of the payments were contingent in any way on continued service (and, thus, were not direct compensation from the Company) and that Mr. Knight’s Cornerstone options became fully vested in connection with the merger, the board of trustees determined that Mr. Knight is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.

     Thomas H. Lowder is not independent as he is an employee of the Company. James K. Lowder is not independent as he is Thomas H. Lowder’s brother. M. Miller Gorrie is not independent because of his relationships with the Company as more fully described under “Certain Relationships and Related Transactions.” Messrs. Thompson and Andress are not independent because they are both executive officers of the Company.

     In connection with its review of independence our board of trustees has applied the following categorical independence standard:

     “If a trustee serves as an officer, director or trustee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a Trustee’s independence.”

Each of the independent trustees satisfied this standard (if applicable to such trustee).

Code of Ethical Conduct

     The Company has a code of ethical conduct, which is designed to promote honest and ethical conduct and to deter wrongdoing at all levels of the Company’s organization. All employees, officers and trustees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, are bound by the code of ethical conduct. A copy of the code of ethical conduct is available on the Company’s website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203.

     PROPOSAL TO APPROVE THE COLONIAL PROPERTIES TRUST 2008 OMNIBUS INCENTIVE PLAN
(Proposal 2)

Overview

     This section provides a summary of the terms of the Colonial Properties Trust 2008 Omnibus Incentive Plan, or the 2008 plan, and the proposal to approve the 2008 plan.

     The board of trustees approved the 2008 plan on March 7, 2008, subject to approval from our shareholders at this meeting. We are asking our shareholders to approve the 2008 plan as we believe that approval of the 2008 plan is important to our continued success. The purpose of the 2008 plan is to attract and retain highly qualified officers, trustees, key employees and other key individuals and to motivate these individuals to serve the Company and to expend maximum effort to improve the business results and earnings of the Company by providing these individuals an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. In the judgment of the board of trustees, a grant under the 2008 plan will be a valuable incentive and will ultimately benefit our shareholders by aligning more closely the interests of 2008 plan participants with those of our shareholders.

     The board of trustees determined that it was in the best interests of the Company and our shareholders to approve the 2008 plan for two primary reasons. First, our existing Third Amended and Restated Employee Share Option and Restricted Share Plan expires by its terms on April 23, 2008. In addition, we believe it is preferable for administrative purposes to grant our incentive awards under one omnibus plan. As a result, if approved by the shareholders, all of our incentive awards, including both officer and trustee option and share awards, will be granted pursuant to the 2008 plan in the future.

     If our shareholders approve the 2008 plan, the number of our common shares reserved for issuance under the 2008 plan will be five million (5,000,000), increased by the number of shares covered by awards granted under our existing Third Amended and Restated Employee Share Option and Restricted Share Plan, Non-Employee Trustee Share Plan and Trustee Share Option Plan (collectively, the “prior plans”) that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto after the effective date of the 2008 plan, to the extent such shares would again be available for issuance under the prior plan. No further awards will be made under any of the prior plans following March 7, 2008.

     On February 15, 2008, the record date, the closing price on the NYSE of our common shares was $23.50 per share.

     Since participation and the types of awards under the 2008 plan are subject to the discretion of the executive compensation committee, the benefits or amounts that will be received by any participant or groups of participants if the 2008 plan is approved are not currently determinable. On the record date, there were approximately 10 executive officers, 500 employees and 11 non-employee trustees of the Company and its subsidiaries who were eligible to participate in the 2008 plan (although not all persons eligible to participate are expected to receive grants of awards under the 2008 plan).

     The following is a summary of the principal features of the 2008 plan. This summary is qualified in its entirety by the more detailed terms and conditions of the 2008 plan, a copy of which is attached as Exhibit A to this proxy statement. If the 2008 plan is not approved by the required vote of shareholders by March 7, 2009, any awards made under the 2008 plan will be null and void and of no effect. We intend to file a registration statement under the Securities Act of 1933, as amended, to register the shares to be issued pursuant to the 2008 plan.

Description of the 2008 Plan

     Administration

     The 2008 plan is administered by the executive compensation committee of the board of trustees. The members of the executive compensation committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of the NYSE. Subject to the terms of the 2008 plan, the executive compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2008 plan. Members of the executive compensation committee serve at the pleasure of the board of trustees. The board of trustees may also appoint one or more separate committees, each composed of one or more trustees who need not satisfy the independence requirements described above which may administer the 2008 plan with respect to employees or other service providers who are not officers or trustees of the Company.

     Shares Reserved for Issuance under the 2008 Plan

     The five million (5,000,000) shares reserved for issuance under the 2008 plan consists of authorized but unissued common shares or, to the extent permitted by applicable law, issued common shares that have been reacquired by the Company. The number of shares available for issuance under the 2008 plan will be increased by the number of shares covered by awards granted under the prior plans that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto after the effective date of the 2008 plan, to the extent such shares would again be available for issuance under the prior plan. The 2008 plan uses a so-called “fungible share pool” pursuant to which each award of a restricted share, share unit, performance share, performance unit or unrestricted share (these are referred to as “full value awards”) counts as 3.60 shares against the total number of shares available for issuance under the 2008 plan. All other awards, including share options and share appreciation rights, count as 1.0 shares against the total number of shares available for issuance under the 2008 plan. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the 2008 plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 plan. However, the number of shares available for issuance under the 2008 plan will not be increased by any shares tendered or award surrendered in connection with the purchase of shares upon exercise of an option or any shares deducted from an award payment in connection with the Company’s tax withholding obligations.

     Eligibility

     Awards may be made under the 2008 plan to employees or trustees of or consultants to the Company or any of our affiliates, including any employee who is an officer or trustee of us or of any affiliate, and to any other individual whose participation in the 2008 plan is determined to be in the best interests of the Company by the board of trustees.

     Amendment or Termination of the 2008 Plan

     The board of trustees may terminate or amend the 2008 plan at any time and for any reason. The 2008 plan shall terminate in any event ten years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations.

     Options

     The 2008 plan permits the granting of options to purchase shares intended to qualify as incentive share options under the Internal Revenue Code and share options that do not qualify as incentive share options.

     The exercise price of each share option may not be less than 100% of the fair market value of our common shares on the date of grant. The fair market value is generally determined as the closing price, on the NYSE, of the common shares on the date of grant. In the case of certain 10% shareholders who receive incentive share options, the exercise price may not be less than 110% of the fair market value of the common shares on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s share option from his or her former employer.

     The term of each share option is fixed by the executive compensation committee and may not exceed 10 years from the date of grant. The executive compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the executive compensation committee.

     In general, an optionee may pay the exercise price of an option by cash or certified check, or, if an award agreement so provides, by tendering shares or by means of a broker-assisted cashless exercise.

     No amendment or modification may be made to an outstanding share option or share appreciation right that would be treated as a repricing under the rules of the stock exchange on which the shares are listed (currently the NYSE), without the approval of the Company’s shareholders.

     Share options and share appreciation rights granted under the 2008 plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

     Other Awards

     The executive compensation committee may also award the following types of awards.

     Unrestricted shares

     Unrestricted shares are shares, granted at no cost or for a purchase price determined by the executive compensation committee, which are free from any restrictions under the 2008 plan. Unrestricted shares may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of, or in addition to, any cash compensation to be paid to participants.

     Restricted shares

     Restricted share awards consist of common shares, which may be granted at no cost or for a purchase price determined by the executive compensation committee, subject to terms and restrictions set forth by the executive compensation committee. The executive compensation committee may prescribe restrictions, including the satisfaction of corporate or individual performance objectives, applicable to all or any portion of restricted shares, and may establish a period of time during which those restrictions apply to restricted shares.

     Restricted shares that vest solely by the passage of time shall not vest in full in less than three years from the grant date. Those that vest, or for which vesting may be accelerated, by achieving performance targets shall not vest in full in less than one year from the grant date, subject to some exceptions. Restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other restrictions prescribed by the executive compensation committee.

     Unless the executive compensation committee provides otherwise, holders of restricted shares shall have the right to vote such shares and the right to receive any dividends declared or paid with respect to such shares. The executive compensation committee may provide that any dividends paid on restricted shares must be reinvested in common shares, which may or may not be subject to the same vesting conditions and restrictions applicable to such restricted shares.

     Share units

     A share unit is a right that represents the equivalent of a common share. The same terms and restrictions as may be set forth by the executive compensation committee with respect to restricted shares apply to share units. However, holders of share units shall have no rights as shareholders and only have rights as a general creditor of the Company. The executive compensation committee may provide that the holder of share units shall be entitled to receive a cash payment for each share unit held equal to the per-share dividend paid on common shares. The executive compensation committee may also provide that such cash payment will be deemed reinvested in additional share units at a price per unit equal to the fair market value of a common share on the date that such dividend is paid.

     Share appreciation rights

     A share appreciation right is an award that gives the holder the right to receive a number of shares or, in the discretion of the executive compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the executive compensation committee.

     The executive compensation committee shall determine, among other things, the time at which and the circumstances under which a share appreciation right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements) and the time at which share appreciation rights shall cease to be or become exercisable following termination of service or upon other conditions. Each share appreciation right granted shall terminate, and all rights thereunder shall cease, upon the expiration of ten years from the grant date, or earlier, under such circumstances as set forth by the executive compensation committee.

     Performance share and performance units

     These awards are restricted shares and share units that vest subject to achievement of specified goals tied to business criteria set by the executive compensation committee. Payment of earned performance units or performance units shall be determined by the executive compensation committee.

     Effect of Certain Corporate Transactions

     Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2008 plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

     Adjustments for Share Dividends and Similar Events

     The executive compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 plan, including the individual limitations on awards, to reflect share dividends, share splits and other similar events.

Federal Income Tax Consequences

     Incentive Share Options

     The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive share option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our shares received pursuant to the exercise of an incentive share option will be taxed as long-term capital gain if the grantee holds the shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive share option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the shares in an amount generally equal to the excess of the fair market value of the shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

     Non-Qualified Options

     The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     We will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income as long as we comply with applicable reporting requirements.

     A grantee who has transferred a non-qualified share option to a family member by gift will realize taxable income at the time the non-qualified share option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested non-qualified share options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

     In the event a grantee transfers a non-qualified share option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

     Restricted Shares

     A grantee who is awarded restricted shares will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are subject to restrictions (that is, the restricted shares are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the shares are subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Share Units

     There are no immediate tax consequences of receiving an award of share units under the 2008 plan. A grantee who is awarded share units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Share Appreciation Rights

     There are no immediate tax consequences of receiving an award of share appreciation rights under the 2008 plan. Upon exercising a share appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Unrestricted Shares

     Participants who are awarded unrestricted shares will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Section 280G

     To the extent payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and the Company's deduction with respect to the associated compensation expense may be disallowed in whole or in part.

     Section 409A

     The Company intends for awards granted under the 2008 plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2008 plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Vote Required

     Approval of the Colonial Properties Trust 2008 plan requires the affirmative vote of a majority of all votes cast at the meeting at which a quorum is present, provided that the number of votes cast for this proposal represents over 50% of all outstanding shares of common stock entitled to vote. To understand how your votes are counted for the purpose of approving the Colonial Properties Trust 2008 plan, see “Voting Procedures and Costs of Proxy Solicitation.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COLONIAL PROPERTIES TRUST 2008 OMNIBUS INCENTIVE PLAN.

AUDIT COMMITTEE REPORT

     In compliance with the requirements of the NYSE listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2007. In connection with the performance of its responsibility under its charter, the audit committee has:

  Reviewed and discussed our audited financial statements with management;

  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (required communication by external auditors with audit committees);

  Received from the independent auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors’ independence; and

  Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

     The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining their independence.

Date: February 25, 2008

Members of the audit committee:

Carl F. Bailey, Chairman
Herbert A. Meisler
Donald T. Senterfitt
John W. Spiegel

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

     We are submitting for ratification by our shareholders the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. After careful consideration of the matter and in recognition of the importance of this issue to our shareholders, the board of trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our audit committee’s selection of our independent registered public accounting firm. The registered public accounting firm of PricewaterhouseCoopers LLP was previously appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our initial public offering in 1993. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Summary of Audit Fees

     During the years ended December 31, 2007 and December 31, 2006, we were billed by PricewaterhouseCoopers LLP for the following amounts:

	2007	2006
Audit Fees (1)	$711,616	$790,133
Audit-Related Fees (2)	476,049	149,488
Total	$1,187,665	$939,621
____________________

(1) Services consisted of audits of our financial statements, review of registration statements and provision of comfort letters.
(2) Services consisted of joint venture and subsidiary audits, review of benefit plans, consideration of accounting issues and consultation on transactions. The increase is primarily related to services provided in connection with the Company’s Office and Retail Joint Venture transactions which closed in June 2007.

Vote Required

     Ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, see “Voting Procedures and Costs of Proxy Solicitation.” Even if the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is ratified, our board of trustees and the audit committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of PricewaterhouseCoopers LLP is not ratified, the audit committee of our board of trustees will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

Pre-Approval Policy for Services by Auditor

     The Company has a policy for the pre-approval of services provided by the independent auditor. The policy was adopted to ensure that the provision of services by the independent auditor does not impair the auditor’s independence. Under the policy, the audit committee has pre-approved particular audit and non-audit services, which are detailed in the policy, and has pre-approved fee levels for each of these services. The pre-approved fee levels for each service are established periodically by the audit committee. If a service is not listed among the particular audit or non-audit services that are described in the policy, or if the fee for any particular service will exceed the pre-approved fee level, that service requires separate pre-approval by the audit committee. Additionally, the annual audit services engagement terms and fees require separate pre-approval by the audit committee. Requests to provide services requiring separate pre-approval by the audit committee under this policy are submitted to the audit committee by both the independent auditor and the president and chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Guiding Principles

     Colonial Properties Trust’s compensation philosophy for all employees is that the compensation program (comprised of base salary, annual incentive bonus, long-term equity grants, and retirement and health and welfare benefits) should correlate to the Company's achievement of financial and non-financial objectives, that any long-term equity-based and cash incentive compensation should be closely aligned with shareholders' interests, and that retirement and health and welfare benefits in general should be available on a competitive and equal basis. This philosophy reflects the Company's key strategic compensation design priorities: paying for performance, retaining key employees for a full career at the Company, providing compensation that is cost-effective to the Company, and focusing on key measures that are consistent with increasing the value of the Company for its shareholders.

     In implementing this overall compensation philosophy for the Company’s named executive officers, the Company’s Executive Compensation Committee (the “Committee”) follows the following guiding principles:

Pay for Performance - The Committee places considerable emphasis on incentive compensation programs that reward the named executive officers for achieving specific operating and financial objectives. The Committee seeks to provide rewards through these incentive programs by measuring performance based on key measures reflecting the increase in the value of the Company. In recent years, the Committee has focused on annual growth in funds from operations (“FFO”), both on a corporate level and business unit level, and total shareholder return (“TSR”), which is the increase in the value of a share of common stock including dividends paid. However, the appropriateness of the performance measures is re-evaluated annually. As a result of its review in 2007, the Committee determined it would be appropriate to deviate from these measures for our 2007 annual incentive compensation awards in order to take into consideration the Company’s 2007 joint venture and other strategic transactions (as further discussed under “Annual Incentive Compensation” below).

Pay Competitively - The Committee believes that the Company must offer competitive total compensation to recruit key executive talent when necessary, and to provide meaningful rewards to our named executive officers so that they are encouraged to remain with the Company. To support competitive pay that also rewards performance, the Committee views total compensation in two ways: compensation that has competitive target levels and compensation that provides actual amounts consistent with the Company’s performance. Specifically, our executive compensation program has been structured to provide target total direct compensation (actual base salary, target annual incentive and target long-term incentive grant date value) in the upper quartile (or 75th percentile) of the prevailing market practices of our industry peers. Through the use of base salary and actual annual incentive awards and long-term incentive grants, the Committee seeks to provide actual compensation based on corporate, business unit and individual performance, and in particular, seeks to provide actual compensation in the upper quartile (75th percentile) of the prevailing market practices of our industry when Company performance matches this level (i.e., 75th percentile of the relevant peer group).

Encourage Executive Share Ownership - The Committee believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company’s financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options and performance/time-vesting restricted shares so that over a period of time, a significant portion of a named executive officer’s actual compensation is provided in the form of share-based compensation.

Provide Moderate Retirement and Health and Welfare Benefits – The Committee considers these benefits to be important for each employee, and seeks to provide a moderate level of these benefits in the context of the compensation program for named executive officers.

     In fulfilling its responsibilities, as discussed more fully below, the Committee reviews recommendations made by Mr. Thompson for base salary increases for all of the named executive officers, other than his own, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and for any proposed changes to the peer group against which performance will be measured. The Committee makes all final determinations on issues within the scope of its authority, including with respect to these specific recommendations. To assist in its efforts, the Committee engaged Buck Consultants and Hay Group during fiscal 2007 as its compensation advisors. See “Information Regarding Trustees and Corporate Governance – Committees of the Board of Trustees – Executive Compensation Committee,” above, for more information on the nature and scope of the consultants’ assistance to the Committee during fiscal 2007.

Benchmarking

     The Committee reviews market data on base salary, annual and long term incentive compensation and total direct compensation (the total of base salary, actual annual incentive and actual long-term incentive compensation) paid to executive officers by comparable companies developed by the compensation consultants from the compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class, operations and market capitalization. In particular, the proxy statement data provides information with respect to the following four peer groups, each of which contains real estate investment trusts with characteristics that the Committee believes are comparable to the Company or the Company’s operating divisions: (i) a Corporate Peer Group; (ii) a Multifamily Peer Group; (iii) an Office Peer Group; and (iv) a Retail Peer Group.

     The Committee reviews the Corporate Peer Group each year. The companies that comprise the Corporate Peer Group are intended to reflect, as a group, the companies that (i) have one or more operating divisions similar to the Company, (ii) have asset classes similar to the asset classes of the Company (i.e., multifamily, office and retail), and (iii) are within an appropriate range of the Company’s market capitalization, which range was $2 to $13 billion for 2007. The Committee believes that the companies in the Corporate Peer Group are those companies that the Company is likely to compete with in the marketplace and in terms of recruiting and retaining key executive talent. Below is the list of companies used in this peer group for 2007:

Corporate Peer Group $2 to $13 Billion

	Stock Ticker		Stock Ticker
Companies	Symbol		Symbol
Alexandria Real Estate Equities, Inc.	ARE	Lexington Realty Trust	LXP
AvalonBay Communities Inc.	AVB	Macerich Company	MAC
Brandywine Realty Trust	BDN	Mack-Cali Realty Corporation	CLI
BRE Properties, Inc.	BRE	Mid-America Apartment Communities, Inc.	MAA
Camden Property Trust	CPT	Mills Corporation	MLS
CBL & Associates Properties, Inc.	CBL	National Retail Properties, Inc.	NNN
Cousins Properties Incorporated	CUZ	New Plan Excel Realty Trust, Inc.	NXL
Crescent Real Estate Equities Company	CEI	Pan Pacific Retail Properties, Inc.	PNP
Equity One, Inc.	EQY	Pennsylvania Real Estate Investment Trust	PEI
Essex Property Trust, Inc.	ESS	Post Properties, Inc.	PPS
Federal Realty Investment Trust	FRT	Realty Income Corporation	O
Glimcher Realty Trust	GRT	Reckson Associates Realty Corporation	RA
Highwoods Properties, Inc.	HIW	Regency Centers Corporation	REG
Home Properties, Inc.	HME	SL Green Realty Corp.	SLG
HRPT Properties Trust	HRP	Taubman Centers, Inc.	TCO
Kilroy Realty Corporation	KRC	United Dominion Realty Trust, Inc.	UDR
Kimco Realty Corporation	KIM	Weingarten Realty Investors	WRI

     The Committee reviews the Multifamily, Office and Retail Peer Groups each year, and similar to the Corporate Peer Group, selects companies that are intended to comprise a group which reflects the specific division’s asset class and potential and actual market space, and that have market capitalizations that are within range of each respective division’s proportion of the Company’s market capitalization. The 2007 market capitalization range for each division (taking into account the bandwidth of all divisions), is set forth below. Also listed below is the list of companies used in these peer groups for 2007:

MultiFamily Companies	Stock Ticker	Office Companies	Stock Ticker
S1 to $8 Billion	Symbol	$1 to $8 Billion	Symbol
BRE Properties, Inc.	BRE	Alexandria Real Estate Equities, Inc.	ARE
Essex Property Trust, Inc.	ESS	American Financial Realty Trust	AFR
Home Properties, Inc.	HME	Brandywine Realty Trust	BDN
Investors Real Estate Trust	IRETS	Cousins Properties Incorporated	CUZ
Mid-America Apartment Communities, Inc.	MAA	Crescent Real Estate Equities Company	CEI
Post Properties, Inc.	PPS	Glenborough Realty Trust Incorporated	GLB
Camden Property Trust	CPT	Highwoods Properties, Inc.	HIW
United Dominion Realty Trust, Inc.	UDR	HRPT Properties Trust	HRP
		Kilroy Realty Corporation	KRC
		Mack-Cali Realty Corporation	CLI
		Mission West Properties, Inc.	MSW
		Parkway Properties, Inc.	PKY
		Reckson Associates Realty Corporation	RA
		SL Green Realty Corp.	SLG

Retail Companies	Stock Ticker
$1 to $8 Billion	Symbol
National Retail Properties, Inc.	NNN
Equity One, Inc.	EQY
Federal Realty Investment Trust	FRT
Glimcher Realty Trust	GRT
New Plan Excel Realty Trust, Inc.	NXL
Pan Pacific Retail Properties, Inc.	PNP
Pennsylvania Real Estate Investment Trust	PEI
Ramco-Gershenson Properties Trust	RPT
Realty Income Corporation	O
Regency Centers Corporation	REG
Saul Centers, Inc.	BFS
Tanger Factory Outlet Centers, Inc.	SKT
Taubman Centers, Inc.	TCO
Weingarten Realty Investors	WRI

     The market data obtained for the peer group companies listed above provides the Committee with a context in which to determine whether any base salary adjustments should be made, and whether any revisions to the annual incentive plan’s potential payout levels and long-term incentive grant levels should be considered. As discussed above, the Committee targets total direct compensation for each named executive officer in the “upper quartile,” or 75th percentile, of these peer groups for upper quartile performance. The specific use of the data developed for 2007 decisions is described below.

Elements of Compensation

     Base Salary

     As noted above, two of the guiding principles in implementing our total compensation philosophy are to emphasize performance and provide a target level of total direct compensation, which includes total base salary, target annual incentive and target long-term incentive compensation at the upper quartile of the prevailing market practices of our industry peer groups. In addition, the Committee takes into consideration its perceived value of the position, both in the context of the market data for similar positions as well as the experience of the individual fulfilling the duties of the position.

     The Committee typically establishes base salary ranges for our named executive officers near the median salaries being paid by our industry peers for comparable positions, and in general seeks to establish actual base salaries near the middle of this range. Once a named executive officer achieves the middle of this range, increases will generally reflect how the Committee perceives the market changes in base salary from one year to the next. This deliberate “de-emphasis” on base salary supports the Committee’s objective of putting emphasis on compensation that is performance-based.

     For 2007, the named executive officers’ base salaries were, in the aggregate, slightly above the median base salaries being paid by our industry peers for comparable positions. This was one of several factors taken into consideration in determining base salaries for 2007. The Committee also considered the anticipated market movement of base salaries and each named executive officer’s individual performance during the 2007 fiscal year, including Mr. Thompson’s review of each officer’s performance, other than his own. This review was based on the CEO’s and Committee’s subjective review of each officer’s performance and was not based on any pre-established performance criteria.

     In addition to taking into consideration market data and individual performance, the 2007 base salary adjustments for Messrs. Thompson and Andress reflect the Committee’s view that, based on the totality of their contributions to the Company, their actual base salaries should approach the total of the median base salaries for the top two positions at the Corporate Peer Group companies. The Committee’s decisions regarding base salaries do not affect its decisions with regard to any other element of compensation (e.g., the target or actual annual incentive amount or the amount of the long-term incentive award).

     Based on the considerations above, the Committee determined that the 2007 base salaries for each named executive officer should be adjusted as follows:

Name	Title	2006 Base Salary	2007 Base Salary	% of Change
C. Reynolds Thompson III	CEO	$425,000	$460,000	8.2%
Weston M. Andress	President & CFO	$425,000	$460,000	8.2%
Paul F. Earle	EVP – Multifamily Division	$300,000	$325,000	8.3%
Robert A. Jackson	EVP – Office Division	$285,000	$300,000	5.3%
Charles A. McGehee	EVP – Mixed Use Division	$280,000	$295,000	5.4%

     Annual Incentive Compensation

     Consistent with the Company’s objectives described above, the Company’s annual incentive plan is designed to provide plan participants with competitive annual incentive cash compensation opportunities and reward these individuals based on the Company’s and the individual’s performance during the performance period.

     Messrs. Thompson and Andress

     For 2007, the Committee determined that it would be appropriate to deviate from its historical use of two Company-level performance indicators, average 3-year TSR and annual growth in FFO per share, each as compared to the defined Company Peer Group, for purposes of the annual incentive plan.

Instead, for the 2007 annual incentive plan, for Messrs. Thompson and Andress, the Committee approved the use of the following performance indicators:

(1)	Average 3-year TSR (same as 2006);
(2)	1-year TSR;
(3)	Multifamily Same Property Net Operating Income (“NOI”) growth; and
(4)	Combined divisional operating plan.

     The weighting assigned to each of these performance measures in determining the final payouts for Messrs. Thompson and Andress is set forth below:

Measure	Weight
3 Yr Average Total Shareholder Return	25%
1 Yr Total Shareholder Return	25%
Multifamily Division Same Property Net Operating Income Growth	25%
Combined Divisional Operating Plan	25%
Total	100%

     The Committee believed that these four metrics were most appropriate to measure performance in 2007 for these two officers because of the anticipated impact on the Company’s business structure resulting from the joint venture transactions with DRA Advisors LLC and OZRE Retail LLC, in which the Company contributed its interest in 26 office properties and 11 retail properties, respectively, in June 2007, and certain other retail asset sales that occurred in June/July 2007 (collectively, the “Transactions”). In particular, the use of the last three measures was intended to measure the success of the implementation of the changes resulting from the Transactions and their strategic results on a one-year basis. The continued use of the average 3-year TSR was intended to address the potential for short-term swings in performance from one year to the next (consistent with the intended purpose of that indicator from prior years). The Committee considered each of these measures to be of equal importance and therefore equally weighted these four measures in determining the incentive amount that could be paid to these two officers for 2007 performance.

     The TSR measures were compared to the Corporate Peer Group companies, and the Multifamily Same Property NOI growth was compared to the Multifamily Peer Group companies. The combined divisional operating plan measured, on an absolute basis, a combination of division-specific results that included revenues from various sources, specified operating expenses, other income and expenses, and resulting net operating income and net income. The Committee believed that achieving the targets for these various results would support the Company’s achievement of the 75th percentile performance on the TSR measures.

     Messrs. Earle, Jackson and McGehee

     The Committee also selected new performance measures for Messrs. Earle, Jackson and McGehee, the Multifamily, Office and Mixed Use Division Executive Vice Presidents, respectively, based on areas within their individual influence and control, in addition to the two corporate level performance indicators used for the Messrs. Thompson and Andress, i.e., average 3-year TSR (same as 2006) and 1-year TSR.

     For Mr. Earle, the Committee used the following additional division-based performance indicators: (1) Multifamily Same Property NOI growth, as compared to such indicator for the Multifamily Peer Group companies; and (2) the Multifamily divisional operating plan. The two division-based performance measures were selected as a result of the expected material impact that achieving growth relative to its peers would have on the Company as well as the division, and the critical importance to the Company’s strategic plan of executing the divisional operating plan during 2007. The divisional plan measured the same items, on a divisional basis, as those items measured for all divisions under the combined divisional operating plan described above.

     The weighting assigned to each of these performance measures in determining the final annual incentive compensation award for Mr. Earle is set forth below:

Measure	Weight
Corporate Allocation
3 Yr Average Total Shareholder Return	25%
1 Yr Total Shareholder Return	15%
Total Corporate Allocation	40%
Divisional Allocation
Divisional Same Property Net Operating Income Growth	30%
Divisional Operating Plan	30%
Total Divisional Allocation	60%
Total	100%

     Similarly, for Mr. Jackson, the Committee used the following additional division-based performance indicators: (1) joint venture NOI growth; and (2) Office divisional operating plan. The two division-based performance measures were selected as a result of the expected material changes to the division’s asset base during 2007 and the anticipated impact of NOI growth on divisional results as a result of the Transactions, and the critical importance to the Company’s strategic plan of executing the division operating plan during 2007. Due to the uniqueness of the measures for this division, neither was compared to a peer group of companies; rather, the joint venture NOI growth, which replaces a peer group NOI measure used in 2006, was measured based on budgeted growth for 2007 as derived from the joint ventures whose assets are managed by the Office Division. The divisional operating plan measured the same items, on a divisional basis, as those items measured for all divisions under the combined divisional operating plan described above.

     The weighting assigned to each of these performance measures in determining the final annual incentive compensation award for Mr. Jackson is set forth below:

Measure	Weight
Corporate Allocation
3 Yr Average Total Shareholder Return	25%
1 Yr Total Shareholder Return	15%
Total Corporate Allocation	40%
Divisional Allocation
Joint Venture Net Operating Income Growth	30%
Divisional Operating Plan	30%
Total Divisional Allocation	60%
Total	100%

     For each of Messrs. Earle and Jackson, the division-level measures were more heavily weighted than the corporate measures (60/40 rather than 50/50, as was done historically) to reflect the relative importance to the organization of achieving the division-level objectives and to reinforce the degree of control that each officer was expected to have on the division-level measures, while still retaining sufficient weighting on the corporate measures (thereby ensuring that the officer is still invested in the overall performance of the Company).

     The Committee adopted a land sales gain measure, in addition to the corporate measures, for Mr. McGehee, the Mixed Use Divisional Executive Vice President. Pursuant to this measure, a portion of Mr. McGehee’s annual incentive compensation was tied to gains realized by the Company from land dispositions. Consistent with the goal of selecting performance measures within the division heads’ individual influence and control, the Committee determined that this measure focused Mr. McGehee on the appropriate division-level goal.

     The performance measures and the weighting assigned to each such performance measure in determining the final annual incentive compensation award for Mr. McGehee is set forth below:

Measure	Weight
Corporate Allocation
3 Yr Average Total Shareholder Return	25%
1 Yr Total Shareholder Return	25%
Total Corporate Allocation	50%
Divisional Allocation
Land Sales Gain	50%
Total Divisional Allocation	50%
Total	100%

     2007 Performance Targets

     For those measures compared to a peer group, the amounts actually payable to the named executive officers pursuant to the annual incentive plan are determined based on whether performance meets the “threshold” (the 25th percentile of the applicable peer group’s results), “median” (the 50th percentile), “target” (the 75th percentile) or “maximum” (the 90th percentile) performance level of the applicable peer group.

     For those measures that are not compared to a peer group (the combined divisional operating plan, the Multifamily Division operating plan, the Office Division operating plan, the Office Division joint venture NOI growth, and land sales gain), threshold, median, target and maximum goals were established for each of these measures. The goals are a critical component of the Company’s business strategy, and therefore are not disclosed. The Committee developed the goals with the objective that achieving the target goal for each of these measures would support achieving the 75th percentile of performance for the TSR goals. The Committee notes that in the prior three years, the relative measure results have not achieved 75th percentile performance, and therefore target incentive amounts have not been paid. The Committee believes that the achievement of target performance for the measures that are not compared to a peer group is extremely difficult and unlikely to result in target incentive payouts, given the desired link between achieving target performance for these absolute measures and the intended objective that target performance for these measures would support 75th percentile TSR performance.

     The “threshold” level is the minimum level of performance that will give rise to an annual incentive award, which pays at a maximum of 1% of the base salary. The “median” level pays at a maximum of 125% of the base salary, the “target” level pays at a maximum of 200% of the base salary, and the “maximum” level pays at a maximum of 250% of the base salary. The Committee determined that the target performance amount (100% or 200% base salary of the applicable named executive officer’s base salary) would provide a level of incentive that is consistent with the compensation philosophy’s emphasis on performance and consistent with the goal of providing a targeted total direct compensation at the upper quartile of the market if 75th percentile performance is achieved at the Company level. The Committee developed the other payout level opportunities to provide the emphasis on achieving superior results when compared to peers and when achieving appropriately-calibrated goals for those measures that are not compared to peers.

     The Committee reviews, for each named executive officer, the level of performance for each measure based on the individual weighting assigned to each measure. As noted above, the plan has four levels of identified performance goals for each performance measure: (1) threshold; (2) median; (3) target; and (4) maximum. If the performance level for any measure is between two of these identified levels of performance, the actual incentive amount that is payable to the named executive officer derived from the performance measure is “interpolated” using the two identified levels of performance.

For example, if 3-Yr Average Total Shareholder Return is at the 37.5th percentile of the Corporate Peer Group, the amount of incentive compensation would be provided would be interpolated based on the payout amount that would have been paid if the result were at the 25th percentile and 50th percentile of the group (median). If the 25th percentile amount were $10.00 and the 50th percentile amount were $50.00, then the 37.5th percentile would be $19.00.

     With the exception of the review of the actual award determined for Mr. Earle in 2006 (discussed in the section “Long Term Incentive Compensation” below), the amount of annual incentive actually awarded does not impact or influence the Committee’s decisions regarding base salary or any other element of compensation (although, as discussed below, this annual incentive payout amount directly determines the amount of the named executive officer’s long-term incentive award for the year).

     Payment of Annual Incentive in Restricted Stock

     To further align the interests of the named executive officers with the interests of shareholders and to encourage them to take a long-term view of performance, an automatic 25% of their annual actual incentive award is paid in restricted common shares, which vest over an additional one or two-year period. The value of this annual incentive award that is converted into restricted shares is increased by an additional 25% to reflect that the earned amount is subject to additional vesting requirements. Named executive officers may elect to receive any or all of the remaining 75% of their actual annual incentive award in restricted common shares. If the combination of the automatic 25% of their annual incentive award to be received in restricted common shares and the amount they elect to receive in restricted shares is between 25% and 50% of the actual annual incentive award, the total amount to be converted into restricted common shares is increased by an additional 25% (all of which is subject to a two-year vesting schedule). If the named executive officer elects to receive an amount that, when combined with the automatic 25% of the award, equals 51% or more of the named executive officer’s actual annual incentive award, the total amount to be converted into restricted common shares is increased by an additional 40% (all of which is subject to a three-year vesting period).

     2007 Annual Incentive Performance Results

     In 2007, the Company’s 1-year TSR was -23.38%, which was at the 50th percentile of the Corporate Peer Group. The Company’s 3-year average TSR for the period ending December 31, 2007 was 1.76%, which was at the 40th percentile.

     In 2007, the Company’s Multifamily Division Same Property NOI growth was 5.2%, which was at the 55.6th percentile of its peer group. Please see Note 10 — Segment Information — in our Notes to Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007 for information on our segments, including the reconciliation of total segment net operating income to income from continuing operations and minority interest.

     In 2007, the Land Sales Gains realized for the Mixed Use Executive Vice President was at the 67.6th percentile of the division-level goal. In addition, the Mixed Use Executive Vice President also received payment in cash in 2007 for commissions as broker on land sales that were not Company-owned land.

     The Committee had not reviewed the results of the operating plans and the joint venture NOI growth for 2007 as of the date of this proxy statement. Final annual incentive award determinations are expected to be made by the Committee at its regularly scheduled April 2008 meeting. Accordingly, the amount of the annual incentive award paid to each named executive officer for 2007 is not calculable as of the date of this proxy statement but will be disclosed pursuant to a Form 8-K filed with the Securities and Exchange Commission following such determination.

     Long-Term Incentive Compensation

     Equity Awards Generally

     As noted above, our compensation philosophy seeks to align closely any long-term incentive compensation with shareholders' interests, and one of our guiding principles is to emphasize performance when determining actual compensation for our named executive officers. The Committee believes that to implement our philosophy and to follow our guiding principles, our named executive officers should have an ongoing stake in the success of the business (as well as exposure to downside equity performance risk) and that key employees should have their long-term incentive compensation paid in the form of equity awards, since share-related compensation is directly tied to shareholder value. Furthermore, the Committee recognizes that for our named executive officers, the economic success of many projects, and the total compensation to the named executive officers who are responsible for the overall operation of these projects, should be evaluated over a multi-year time horizon, and firmly believes that over time, the value of the Company is reflected in total shareholder return in which the named executive officers can share by receiving and holding their long-term incentive compensation in the form of equity grants.

     For 2007, the Committee determined that long-term incentive compensation for our named executive officers would continue to be provided through a combination of share options and restricted share awards. These executive officers generally are awarded a maximum value equal to 100% of their actual annual incentive award for the year, in an equal split between option shares and restricted shares. The Committee determined several years ago to provide for long-term incentive compensation based on annual results so that the grant date value of long-term incentive compensation would be derived from achieving annual corporate/division goals, and that the growth in the value of these incentives would be derived by annual increases in the value of the Company. At the same time, the Committee determined to provide a mix of full-value (restricted shares) and net appreciation value (option shares) awards, and determined that an even split of the value between these two types of awards achieved the appropriate mix and an appropriate upside opportunity.

     As described above, the annual incentive plan award determination for 2007 is expected to be made at the regularly scheduled Committee meeting in April 2008. Accordingly, the amount of the annual incentive award for each named executive officer, and thus each officer’s long-term incentive compensation grant for 2007, is not calculable as of the date of this proxy statement. The named executive officers will receive their grants of options or restricted shares for 2007 at the regularly scheduled Committee meeting in April 2008 and will be disclosed pursuant to a Form 8-K filed with the Securities and Exchange Commission upon determination. As a result, due to SEC requirements, equity awards for 2007 performance will be included in our 2008 Grants of Plan-Based Awards Table.

     Equity Award to Mr. Earle in 2007

     At its April 2007 meeting, the Committee reviewed the results from the 2006 annual incentive plan and believed that the formulaic plan payout for Mr. Earle, while consistent with the terms of the plan, would provide an amount significantly lower than the contributions he provided to the Company in 2006. In particular, the Committee noted that:

  the Multifamily Division recognized a 5% increase in same-property NOI for the year;

  during 2006, a joint venture with DRA Advisors, in which the Company owned a partial interest, disposed of its interest in certain properties, resulting in a realized gain of approximately $40 million to the Company (a 77% return on investment);

  the Company doubled the Multifamily development pipeline by year-end 2006 with 11 communities under development, totaling $300 million; and

  the occupancy rate on the same-property portfolio was 95.5% at year-end.

     The Committee did not adjust the results from the annual incentive plan (and the resulting long-term incentive compensation grant) for Mr. Earle. However, the Committee determined that, in addition to the award derived from the plan and the resulting long-term incentive compensation grant, the Company would provide Mr. Earle with a restricted share award equal in value to $200,000. In determining this amount, the Committee examined the value of grants provided to comparable positions at the Multifamily Peer Group of companies in 2006, and the range of potential annual incentive payouts for Mr. Earle under the plan ($3,000 to $600,000). The Committee believes that this value was commensurate with the contributions from Mr. Earle, recognized his value to the Company and his marketability in the industry, and provided Mr. Earle with continuing incentive if the share price increases over the course of the five-year vesting schedule assigned to this grant (20%/year for 5 years).

     Transaction Bonus Compensation

     In recognition of Mr. Jackson’s extraordinary efforts in successfully completing the Transactions, Mr. Thompson recommended, and the Committee approved, a transaction award to Mr. Jackson in August 2007. Mr. Thompson recommended an award of $125,000, paid 50% in restricted shares and 50% in cash, which amount was intended to be meaningful separate and apart from the annual incentive award but not at a level that would overshadow the potential target opportunity under the annual incentive plan. The Committee determined that this type of award was an appropriate form of compensation that recognized the efforts of Mr. Jackson, which resulted in significant shareholder value in the form of a special dividend of $10.75 per share. The Committee’s decision to make this award did not affect its decisions with regard to any other element of compensation.

     Retirement, Health & Welfare, Perquisite and Post-Termination Compensation

     The Committee believes, as noted above, that an appropriate level of retirement and health and welfare benefits should be available to all employees, with no distinction made among any groups of employees other than as required by applicable tax rules and with certain exceptions described below. Consequently, the emphasis in the compensation program for named executive officers is on the pay-for-performance elements and the amount of the retirement benefit to be provided is not considered when examining and determining the other elements of each named executive officer’s compensation (either targeted or actual).

     The Committee determined that it is appropriate for the Company to provide the named executive officers with long-term care policies and with long-term disability coverage that provides for the same level of replacement income (as a percentage of base salary) as generally available to all other employees. In addition, the Committee determined to provide MedJet premiums to each of the named executive officers. (MedJet is a medical evacuation services policy that would provide transport to the covered named executive officer’s preferred medical facility.) The Committee will annually review these benefits to determine if any changes need to be made.

     The Company has no established severance policy, and no severance or change of control arrangements are in place for any named executive officer.

Option and Restricted Share Grant Practices

     The Committee typically reviews and approves the amount of the annual incentive to be paid to each named executive officer for the preceding year at the next regularly scheduled meeting after performance results for that year become available (which meeting typically occurs in April of the following year). The meeting date is also the date as of which (1) the total number of restricted shares to be granted is determined, based on the amount of the annual incentive to be provided to each named executive officer and his respective election to convert actual annual incentive awards into restricted shares, and (2) the long-term incentive award (as noted above, split equally between restricted shares and option shares) is determined, which is based on the results from the annual incentive plan. The exercise price of the options granted to each named executive officer will be based on the closing price of a common share on the date of the regularly scheduled Committee meeting in April 2008, and the grant is not approved by the Committee until that meeting. This approach is consistent with the terms of the Third Amended and Restated Employee Share Option and Restricted Share Plan.

Named Executive Officer Ownership and Holding Guidelines

     Consistent with the Committee’s goal of emphasizing a longer-term view of service to the Company, the board of trustees adopted the following ownership guidelines applicable to each named executive officer, which appear in the Company’s Corporate Governance Guidelines published on the Company’s website. These ownership guidelines are as follows:

  Every executive is expected to achieve an ownership stake in the Company that is significant in comparison with his or her salary. The expected requirements are as follows:

    Chief Executive Officer                    2x Base Salary

    President & Chief Financial Officer 2x Base Salary

    Executive Vice Presidents              1x Base Salary
    (including Multifamily, Office, Retail, Mixed Use, CAO, CAdO, and COO)

  Ownership requirements are expected to be met in five years from the later of guidelines adoption, attainment of executive officer status, or promotion to a level of higher ownership expectation.

  Other shares eligible to count toward these requirements are the value of shares owned, shares which are deferred in the Company’s savings and deferred compensation program (401K) and restricted shares. Unexercised stock options are not counted in calculating ownership.

     All of the named executive officers have achieved the requisite ownership level.

$1 Million Pay Deductibility Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. The Company believes, however, that because of the structure of the Company and its affiliates, it does not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

     The executive compensation committee of the board of trustees of Colonial Properties Trust (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussions with management, the Committee recommended to the board of trustees that the Compensation Discussion and Analysis be included in Colonial Properties Trust’s proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE

Claude B. Nielsen
William M. Johnson
Herbert A. Meisler
John W. Spiegel

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Executive Compensation

     The following tables contain certain compensation information for our chief executive officer, our president and chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2007, whom we refer to as the “named executive officers”.

Summary Compensation Table

						Non-Equity
						incentive
						Plan	Change in		All Other
				Stock	Option	Compen-	Pension		Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Value		sation	Total
Position	Year	($)	($)	($) (2)	($) (3)	($) (4)	#		($) (8)	($)
C. Reynolds Thompson, III	2007	$457,090	$-	$896,958	$56,266	$-		$(6)	$598,097	$2,011,320
Chief Executive Officer	2006	425,000	-	652,198	63,419	-	11,747	(7)	109,755	1,262,119
Weston M. Andress	2007	457,090	-	945,679	90,276	-	-		623,040	2,118,995
President and Chief	2006	425,000	-	698,285	76,399	-	-		119,054	1,318,738
Financial Officer
Paul F. Earle	2007	325,000	-	376,139	14,965	-		(6)	281,864	997,969
Executive Vice President	2006	298,335	-	273,358	22,571	-	20,488	(7)	50,435	665,187
Multifamily Division
Robert A. Jackson	2007	300,000	62,500 (1)	299,639	16,640	-		(6)	196,937	875,736
Executive Vice President	2006	282,501	-	214,617	21,322	73,560	18,377	(7)	37,433	574,250
Office Division
Charles A. McGehee	2007	295,000	-	258,615	10,022	50,000 (5)		(6)	150,212	713,848
Executive Vice President	2006	278,333	-	339,379	45,433	14,000 (5)	63,183	(7)	32,030	772,358
Mixed Use Division
____________________

(1) Represents the cash portion of the transaction bonus compensation paid to Mr. Jackson in recognition of Mr. Jackson’s extraordinary efforts in successfully completing the Transactions. Of the $125,000 award, 50% was paid in cash and the other 50% was paid in restricted shares. For additional information regarding this award, see the “Compensation Discussion and Analysis–Elements of Compensation–Transaction Bonus Compensation” section.

(2) Amounts shown in this column represent the aggregate accounting expense recognized by the Company in each respective fiscal year, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”), other than disregarding the estimate of forfeitures based on service-based vesting conditions, related to (a) annual incentive compensation restricted share awards made to the named executive officers in each respective year and in prior years (both mandatory and elective restricted share awards), (b) long-term incentive compensation restricted share awards made to the named executive officers in each respective year and in prior fiscal years, (c) transition incentive awards of time-vested restricted shares and performance based restricted shares made in 2006, and (d) the portion of the “Transaction Bonus Compensation” received as restricted shares made in 2007 (see footnote 1 above), in each case above, to the extent that the compensation cost of the awards granted in prior fiscal years was recognized in our consolidated financial statements contained in our Form 10-K for the respective period. For additional information on these awards, see “Compensation Discussion and Analysis” above and the Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table (with respect to the transition incentive awards). The assumptions used to compute the accounting expense recognized in each of the above indicated fiscal years for the restricted share awards are set forth in Notes 15 and 13, respectively, to our 2007 and 2006 consolidated financial statements contained in our 2007 Form 10-K and our 2006 Form 10-K, respectively. In addition, the following table provides a breakdown of the accounting expense recognized for each named executive officer with respect to the annual incentive compensation restricted share awards, the long-term incentive compensation restricted share awards, the transition incentive restricted share awards (time-vested and performance based) during 2007 and the “Transaction Bonus Compensation” received as restricted shares in 2007. The amount shown in each column of the table below represents the compensation cost (excluding the impact of expected forfeitures) or capitalized amount recognized in our 2007 consolidated financial statements for the applicable award.

			Expensed Grants	Expensed Grant
	Expensed Grants From	Expensed Grants from	from Performance-	from Transaction
	2002-2007 Restricted	Transition Restricted	Based Transition	Bonus Restricted
	Shares	Shares	Restricted Shares	Shares
C. Reynolds Thompson III	$ 408,975	$ 199,996	$ 287,987	-
Weston M. Andress	$ 457,696	$ 199,996	$ 287,987	-
Paul F. Earle	$ 112,150	$ 119,995	$ 143,994	-
Robert A. Jackson	$ 75,645	$ 80,000	$ 143,994	$4,034
Charles A. McGehee	$ 64,622	$ 49,999	$ 143,994	-
____________________

(3) The amounts disclosed in this column represent the aggregate accounting expense recognized by the Company in each respective fiscal year, in accordance with FAS 123(R), other than disregarding the estimate of forfeitures based on service-based vesting conditions, related to the portion of the full grant date value of the option awards made in the respective years and in prior years to the extent that the compensation cost of the option awards granted in prior years was recognized in our consolidated financial statements contained in our Form 10-K for the respective year. For additional information on these awards, see the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table below. The assumptions used to compute the accounting expense recognized in each respective fiscal year for the share option awards are set forth in Notes 15 and 13, respectively, to our 2007 and 2006 consolidated financial statements contained in our 2007 Form 10-K and our 2006 Form 10-K, respectively.

(4) As described above under the “Compensation Discussion and Analysis–Elements of Compensation –Annual Incentive Compensation” section, the annual incentive award determination for 2007 for each named executive officer is expected to be made at the regularly scheduled executive compensation committee meeting in April 2008. Accordingly, the amount of the annual incentive award for 2007 is not calculable as of the date of this proxy statement, but will be disclosed pursuant to a Form 8-K filed with the Securities and Exchange Commission promptly upon determination. The annual incentive award for 2006 for each of the named executive officers of the Company was determined on April 24, 2007. The 2006 amount for Mr. Jackson reflects the portion of this award Mr. Jackson elected to receive in cash. For additional information regarding the 2006 annual incentive awards, see the Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table below.

(5) Includes $50,000 for 2007 and $14,000 for 2006, representing the amount of broker commissions earned separately by Mr. McGehee, as licensed broker in connection with sales of non-company owned land, earned in 2007 and 2006, respectively, that were paid in cash to Mr. McGehee.

(6) For 2007, the aggregate change in the present value of the accumulated pension benefit was negative for each named executive officer. The change in pension value for 2007 for each named executive officer who participated in the pension plan is as follows: Mr. Thompson ($62,464), Mr. Earle ($136,285), Mr. McGehee ($505,444) and Mr. Jackson ($89,927). The present value of the accrued benefit and a detailed discussion of the plan, which was terminated in June 2007, are presented in the Pension Plan Table and related narrative, below.

(7) The amounts shown for 2006 in this column represent solely the aggregate change in the present value of the named executive officers’ accumulated pension benefit from December 31, 2005 to December 31, 2006 under The Colonial Properties Trust Defined Benefit Pension Plan.

(8) The amounts shown in this column for 2007 represent the total incremental cost to the Company of the following items: our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for life insurance, long-term care policies, long-term disability coverage, and MEDJET service and dividends paid during 2007 on unvested restricted shares owned by named executive officers (which dividends, including a special dividend of $10.75 per common share paid in June 2007, were not included in the aggregate accounting expense recognized by the Company in fiscal year 2007 relating to such awards), as shown in the table below.

							Dividends
							Paid on
				Long-term	Long-term		Unvested
		401(k)	Life	Care	Disability	MEDJET	Restricted	Total All Other
Name	Year	Contribution	Insurance	Insurance	Insurance	Premium	Shares	Compensation
C. Reynolds Thompson, III	2007	6,750	117	1,178	2,570	273	587,209	598,097
	2006	6,000	117	1,178	1,637	265	100,559	109,755

Weston M. Andress	2007	6,750	117	-	3,124	273	612,776	623,040
	2006	6,000	117	-	-	265	112,672	119,054

Paul F. Earle	2007	6,750	117	1,335	3,973	273	269,417	281,864
	2006	6,000	117	1,335	2,564	265	40,154	50,435

Robert A. Jackson	2007	6,750	117	1,575	1,317	273	186,905	196,937
	2006	6,000	117	1,575	2,300	265	27,176	37,432

Charles A. McGehee	2007	6,750	117	2,090	3,509	273	137,473	150,212
	2006	6,000	117	2,090	2,411	265	21,147	32,030

Grants of Plan-Based Awards in 2007

		Estimated Possible Payouts Under Non-Equity					All Other
			Incentive Plan Awards (2)			All Other	Option
						Stock	Awards:		Closing	Full Grant
						Awards:	Number of	Exercise or	Market	Date Fair
						Number of	Securities of	Base Price	Price for	Value of
						Shares of	Underlying	of Option	Date of	Stock and
	Grant	Threshold	Median	Target		Stock	Options	Awards	Option	Option
Name	Date (1)	($)	($)	($)	Maximum ($)	(#) (3)	(#) (4)	($/sh) (5)	Awards (6)	Awards (7)
C. Reynolds Thompson, III		$4,600	$575,000	$920,000	$1,150,000
	4/24/2007					7,087				354,633
	4/24/2007					2,531				126,651
	4/24/2007						12,655	$39.41	$50.04	73,040

Weston M. Andress		4,600	575,000	920,000	1,150,000
	4/24/2007					7,087				354,633
	4/24/2007					2,531				126,651
	4/24/2007						12,655	39.41	50.04	73,040

Paul F. Earle		3,250	32,500	325,000	406,250
	4/24/2007					201				10,059
	4/24/2007					4,059				203,112
	4/24/2007						359	39.41	50.04	2,072

Charles A. McGehee		2,950	29,500	295,000	368,750
	4/24/2007					1,452				72,658
	4/24/2007					518				25,921
	4/24/2007						2,591	39.41	50.04	14,954

Robert A. Jackson		3,000	30,000	300,000	375,000
	4/24/2007					611				30,574
	4/24/2007					980				49,039
	4/24/2007						4,900	39.41	50.04	28,281
	8/20/2007					1,817(8)				62,500
____________________

(1) Represents the grant date determined for financial statements reporting purposes pursuant to FAS 123(R).

(2) These amounts represent the estimated possible payout under the Company’s annual incentive compensation plan for 2007. The final determination and award grants are expected to be made at the executive compensation committee’s regularly scheduled meeting in April 2008 and will be disclosed pursuant to a Form 8-K filed with the Securities and Exchange Commission following such determination. The first 25% of each named executive officers’ annual incentive award is automatically paid in time-vested restricted common shares. The named executive officers may elect to receive any or all of the remaining 75% of their annual incentive award in restricted common shares. The total number of restricted shares received by the named executive officer is increased by either 25% or 40%, depending on the percentage of the annual incentive award the named executive officer elects to receive in the form of restricted shares. See “Compensation Discussion and Analysis–Elements of Compensation–Annual Incentive Compensation” for the performance-based conditions and other terms applicable to these awards.

(3) The shares set forth in this column represent the time-vested restricted share portions of grants made in April 2007 pursuant to our (i) 2006 annual incentive compensation awards, and (ii) long term incentive plan for 2006, which were previously reported in on a Form 8-K filed with the SEC on April 30, 2007. The estimated possible payouts for these 2006 awards made in April 2007 were previously reported in the Grant of Plan Based Awards in 2006 table included in the proxy statement for our 2007 annual meeting of shareholders. For additional information regarding these 2006 annual incentive awards, see the Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table below.

(4) The shares set forth in this column represent time-vested share option awards granted pursuant to our long term incentive plan for 2006, which were previously reported on a Form 8-K filed with the SEC on April 30, 2007.

(5) The amounts in this column represent the exercise price approved by the executive compensation committee on the date the committee approved the option awards ($50.04, which is equal to the closing market price of our common shares on the New York Stock Exchange on the date the committee approved the award), as adjusted in June 2007. In June 2007, in connection with the consummation of certain strategic transactions more fully described in our Form 10-K for the fiscal year ended December 31, 2007, the exercise prices of all of our then outstanding options were reduced by $10.63 per share as required under the terms of our option plans.

(6) Represents the closing market price of our common shares on the New York Stock Exchange on the FAS 123(R) grant date set forth in the “Grant Date” column in this table. The original pre-adjusted exercise price for each of the share options reported in this column was $50.04, which is equal to the closing market price on the FAS 123(R) grant date as set forth in this column. See footnote 5 above.

(7) The full grant date fair value was computed in accordance with FAS 123(R) based on the assumptions described in footnotes 2 and 3 to the Summary Compensation Table.

(8) Represents time-vested restricted shares granted to Mr. Jackson as part of his “Transaction Bonus Compensation” which is discussed in more detail above under “Compensation Discussion and Analysis–Elements of Compensation–-Transaction Bonus Compensation”. This award vests ratably in five equal annual installments, commencing on August 20, 2008 (the one-year anniversary of the date of grant).

     Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     Options and Restricted Shares Granted in 2007

     On April 24, 2007, the executive compensation committee determined the annual incentive award for 2006 for each of our current named executive officers as follows: Mr. Thompson — $253,293; Mr. Andress — $253,293; Mr. Earle — $7,184; Mr. McGehee — $65,869; and Mr. Jackson — $98,080. Pursuant to the terms of the annual incentive compensation plan for 2006, the named executive officers were required to take 25% of their annual incentive plan award in the form of restricted common shares instead of cash. In addition, the named executive officers could elect to receive all or a portion of the remaining 75% of the award in the form of restricted common shares instead of cash. Officers who elected to receive between 25% and 50% of their award in restricted shares received shares having a market value on the award date equal to 125% of the amount received in restricted shares (i.e., an additional 25% in restricted common shares), and officers who elected to receive more than 50% of their award in restricted shares received shares having a market value on the award date equal to 140% of the elected amount (i.e., an additional 40% in restricted common shares).

     For 2006, each of Messrs. Thompson, Andress, Earle and McGehee elected to receive 100% of their annual incentive plan award in the form of restricted common shares instead of cash. Thus, the following restricted share grants were approved by the executive compensation committee on April 24, 2007 in lieu of cash payments: Mr. Thompson — 7,087 shares; Mr. Andress — 7,087 shares; Mr. Earle — 201 shares; Mr. McGehee — 1,452 shares; and Mr. Jackson — 611 shares. All restricted share awards (other than Mr. Jackson’s) are subject to a three-year vesting period (50% vests on the first anniversary of the date of grant, and 25% vests on each of the second and third anniversaries of the date of grant). Mr. Jackson’s shares vest 60% on the first anniversary of the date of grant and 40% on the second anniversary of the date of grant. Dividends are paid on restricted share awards included in the Grant of Plan-Based Awards in 2007 Table.

     The value of options granted in 2007, as reflected in the Grants of Plan-Based Awards in 2007 Table above, was based on computing the value of an option on the grant date (using the Black-Scholes model). All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 7.17 years, volatility of 19.42%, dividend yield at 5.76% (excluding the effect of the special dividend), and discount rate (bond equivalent yield) of 4.66%.

     Transition Incentive Awards

     In April 2006, in connection with the transition in duties and responsibilities for certain of the officers, we made transition incentive awards of time-vested restricted shares and performance awards to the named executive officers. The time-vested restricted shares vest only if the named executive officer remains employed with the Company for five years, beginning on April 26, 2006. (However, if the named executive officer dies or becomes disabled during the five-year period and the executive compensation committee so permits, the named executive officer will vest in a number of shares based on the ratio of such officer’s employment from the grant date to termination and the five-year period).

     The performance award is ultimately payable in cash or common shares, or a combination of the two. The performance amount is based on the performance of the Company over the three-year period beginning January 1, 2006 and ending December 31, 2008. The performance measure is average three-year TSR for the period. Performance will be measured on an absolute and a relative basis. The absolute performance measure is based on the Company’s business plan for the same time period. The relative performance measure is average three-year TSR for the same time period, in comparison to a corporate peer group. The absolute and relative performance measures each have threshold, target and maximum goals. The threshold, target and maximum levels have been assigned the following performance amounts set forth opposite the respective named executive officer set forth below:

		Threshold Level	Target Level	Maximum Level
	Absolute	Consistent with	Consistent with	Consistent with
		Business Plan	Business Plan	Business Plan
	Relative	25th Percentile of	75th percentile of	90th percentile of
		Peer group	Peer Group	Peer Group
C. Reynolds Thompson, III	Payout	$10,000	$1,000,000	$2,000,000
Weston M. Andress	Payout	$10,000	$1,000,000	$2,000,000
Paul F. Earle	Payout	$5,000	$500,000	$1,000,000
Robert A. Jackson	Payout	$5,000	$500,000	$1,000,000
Charles A. McGehee	Payout	$5,000	$500,000	$1,000,000

     To receive any performance amount, either the absolute or relative threshold goal must be achieved. If either threshold goal is achieved, the actual performance amount to be paid is based on the higher of the absolute or relative performance goal achieved. (The actual amount will be interpolated based on actual results). The relative performance target goal is to achieve the 75th percentile of the peer group in TSR at the end of the three-year period.

     To encourage the continuation of the efforts during and after the three- and five-year periods and to provide an additional retention element to this arrangement, the executive compensation committee has required that 75% of the after-tax value of the shares received from this arrangement be retained for a period of five years after vesting (time-vested amount) or after payment (performance amount). See “Potential Payments Upon Termination or Change in Control” below for a discussion of the potential post-employment or change of control payments or other benefits to be received by our named executive officers with respect to these transition awards upon certain termination events or upon a change in control.

     Employment Agreements and Post-Employment/Change in Control Compensation

     None of our named executive officers, or any of our other executive officers, have employment agreements with us. See the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the potential post-employment or change of control payments or other benefits to be received by our named executive officers upon certain termination events or upon a change in control.

Outstanding Equity Awards at Fiscal Year-End
(as of fiscal year ended December 31, 2007)

	Option Award (1)				Stock Awards
							Equity
							Incentive
							Plan	Equity
							Awards:	Incentive
		Number of				Market	Number	Plan
		Securities			Number	Value of	of	Awards:
	Number of	Underlying			of Shares	Shares or	Unearned	Payout
	Securities	Unexercised			or Units of	Units of	Shares	Value
	Underlying	Options			Stock that	Stock that	that Have	that Have
	Unexercised	#	Option	Option	Have Not	Have Not	Not	Not
	Options	UnExercis-	Exercise	Expirat-	Vested	Vested($)	Vested	Vested
Name	# Exercisable	able	Price ($)	ion Date	(#)	(2)	(#) (3)	($) (3)
C. Reynolds Thompson, III					42,703(4)	$ 966,369	442	$10,000
	6,667	-	$16.75	01/25/2009
	8,000	-	$13.37	01/24/2010
	26,646	-	$16.25	01/26/2011
	47,988	-	$21.77	01/18/2012
	35,760	8,940	$22.71	01/17/2013
	465	698	$26.99	02/03/2015
	9,479	14,219	$26.48	04/07/2015
	1,408	5,635	$37.28	04/26/2016
	-	12,655	$39.41	04/24/2017
Weston M. Andress					45,640(5)	$1,032,833	442	$10,000
	13,736	9,158	$25.77	04/26/2014
	13,239	8,827	$27.14	08/19/2014
	8,456	12,686	$28.79	01/08/2015
	465	698	$26.99	02/03/2015
	9,454	14,182	$26.48	04/07/2015
	1,408	5,635	$37.28	04/26/2016
	-	12,655	$39.41	04/24/2017
Paul F. Earle					20,144(6)	$455,859	221	$5,000
	5,334	-	$16.75	01/25/2009
	6,000	-	$13.37	01/24/2010
	18,016	-	$16.25	01/26/2011
	23,994	-	$21.77	01/18/2012
	17,920	4,480	$22.71	01/17/2013
	1,028	4,115	$37.28	04/26/2016
	-	359	$39.41	04/24/2017
Charles A. McGehee					10,212(7)	$231,098	221	$5,000
	9,397	-	$21.77	01/18/2012
	13,440	4,480	$22.71	01/17/2013
	853	3,414	$37.28	04/26/2016
		2,591	$39.41	04/24/2017
Robert A. Jackson					13,985(8)	$316,481	221	$5,000
	4,789	-	$21.77	01/18/2012
	4,480	4,480	$22.71	01/17/2013
	748	2,992	$37.28	04/26/2016
	4,900	-	$39.41	04/24/2017
____________________

(1) All option awards shown in the table below have a term of 10 years (expiring on the 10th anniversary of the date of the award) and vest in equal annual installments over a five-year period. The option exercise prices reflected in the table reflect the June 2007 adjustment. In June 2007, in connection with the consummation of certain strategic transactions more fully described in our Form 10-K for the fiscal year ended December 31, 2007, the exercise prices of all of our then outstanding options were reduced by $10.63 per share as required under the terms of our option plans.

(2) The market value is calculated by multiplying the number of shares by $22.63, the closing market price of our common shares on December 31, 2007.

(3) Represents transition incentive performance shares that may be issued to the named executive officer pursuant to the transition incentive awards granted in April 2006. The payout value shown in the table represents the estimated value of the award assuming achievement of the “threshold” level of performance. The number of unearned shares shown in the table represents the maximum number of common shares that would have been issued if the “threshold” level of performance is achieved, and was calculated by dividing the payout value in the table by $22.63 (the last reported share price of our common shares on the New York Stock Exchange on December 31, 2007). The actual number of shares, if any, that may be issued pursuant to this transition incentive performance award will not be determined until after the performance period ends on December 31, 2008. The actual award may be paid in cash or shares, or a combination of the two. See the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table above for more information about the transition incentive awards.

(4) Represents restricted shares, which vest as follows: 2,530 shares ratably in two annual installments, commencing on July 22, 2008; 531 shares ratably in three annual installments, commencing on February 3, 2008; 3,316 shares ratably in one annual installment, commencing on April 7, 2008; 2,844 shares ratably in three annual installments, commencing on April 7, 2008; 1,884 shares ratably in two annual installments, commencing on April 26, 2008; 1,108 shares ratably in four annual installments, commencing on April 26, 2008; 7,087 shares ratably in three annual installments, commencing on April 24, 2008; 2,531 shares ratably in five annual installments, commencing on April 24, 2008;and 20,872 shares vest 100% on April 26, 2011.

(5) Represents restricted shares, which vest as follows: 5,495 shares ratably in two annual installments, commencing on April 26, 2008; 531 shares ratably in three annual installments, commencing on February 3, 2008; 3,307 shares ratably in one annual installment, commencing on April 7, 2008; 2,837 shares ratably in three annual installments, commencing on April 7, 2008; 1,872 shares ratably in two annual installments, commencing on April 26, 2008; 1,108 shares ratably in four annual installments, commencing on April 26, 2008; 7,087 shares ratably in three annual installments, commencing on April 24, 2008; 2,531 shares ratably in five annual installments, commencing on April 24, 2008and 20,872 shares vest 100% on April 26, 2011.

(6) Represents restricted shares, which vest as follows: 376 shares ratably in three annual installments, commencing on April 7, 2008; 823 shares ratably in one annual installment, commencing on April 7, 2008; 1,359 shares ratably in two annual installments, commencing on April 26, 2008; 793 shares ratably in four annual installments, commencing on April 26, 2008; 201 shares ratably in three annual installments, commencing on April 24, 2008; 72 shares ratably in five annual installments, commencing on April 24, 2008; 3,997 shares ratably in five annual installments, commencing on April 24, 2008 and 12,523 shares vest 100% on April 26, 2011.

(7) Represents restricted shares, which vest as follows: 845 shares ratably in one annual installment, commencing on April 7, 2008; 376 shares ratably in three annual installments, commencing on April 7, 2008; 672 shares ratably in four annual installments, commencing on April 26, 2008; 1,131 shares ratably in two annual installments, commencing on April 26, 2008; 1,452 shares ratably in three annual installments, commencing on April 24, 2008; 518 shares ratably in five annual installments, commencing on April 24, 2008; and 5,218 shares vest 100% on April 26, 2011.

(8) Represents restricted shares, which vest as follows: 750 shares ratably in one annual installments, commencing on April 7, 2008; 376 shares ratably in three annual installments, commencing on April 7, 2008; 514 shares ratably in two annual installments, commencing on April 26, 2008; 588 shares ratably in four annual installments, commencing on April 26, 2008; 611 shares ratably in two annual installments, commencing on April 24, 2008; 980 shares ratably in five annual installments, commencing on April 24, 2008; 1,817 shares ratably in five annual installments, commencing on August 20, 2008; and 8,349 shares vest 100% on April 26, 2011.

     The following table sets forth certain information concerning option exercises and shares acquired by our named executive officers during 2007, and the vesting of restricted share awards previously granted to our named executive officers.

Option Exercises and Stock Vested During 2007

Name	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on Vesting	Value Realized
	Exercise (#)	on Exercise ($)(1)	(#)	on Vesting ($)(2)
C. Reynolds Thompson, III	2,500	$50,475	7,864	$361,864
Weston M. Andress	-	-	9,352	450,717
Paul F. Earle	-	-	2,504	121,621
Robert A. Jackson	-	-	1,536	73,758
Charles A. McGehee	16,508	308,565	2,581	124,000
____________________

(1) Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2) Amounts reflect the market value of our common shares on the day the shares vested.

     Pension Benefits Disclosure

     The Colonial Properties Trust Defined Benefit Pension Plan (the “Pension Plan”) was frozen effective April 27, 2007 for highly compensated employees, including each of the named executive officers, and June 15, 2007 for non-highly compensated employees, and was terminated effective June 30, 2007. Each of the named executive officers, other than Mr. Andress, participated in the Pension Plan as of the time of plan termination.

     In connection with the termination of the Pension Plan, active plan participants as of January 1, 2007 were given the opportunity to elect a partial distribution of their accumulated benefit during 2007. Remaining Pension Plan assets are to be distributed, either through an annuity purchase or lump sum, as elected by the participant, pending IRS approval of the termination, which we anticipate will occur in 2008, at which time no further benefits will be payable from the Pension Plan.

     Prior to termination of the Pension Plan, the benefit that each participant was eligible to earn was equal to (A + B) X C, where:

A =	22.5% of the participant’s “final average earnings” not exceeding social security covered compensation;
B =	38% of final average earnings that exceed social security covered compensation; and
C =	the ratio of years of service (not more than 25) divided by 25.

     For these purposes, “final average earnings” was the highest average of the participant’s compensation for five consecutive years out of the final 10 years of employment before the earlier to occur of the participant’s separation from employment and the date benefits were frozen under the Plan. However, the amount of each year’s “earnings” that was taken into account to determine a participant’s final average earnings was limited by the provisions of the Internal Revenue Code, which was $225,000 in 2007.

     A participant was vested in his or her benefit (i.e., the benefit cannot be forfeited) if the participant had at least five years of vesting service. As of the termination of the Pension Plan, each of the named executive officers was fully vested in their benefits under the Pension Plan.

     The following table contains the present value of accumulated benefits and credited years of service for each participating named executive officer as of December 31, 2007. As described above, each of the participating named executive officers elected to take a partial lump sum payment of their pension benefit during 2007. The present value shown below is the remaining lump sum value as of December 31, 2007 and is expected to be paid out to each officer in 2008 after IRS approval of the plan termination.

Pension Benefits Table

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#) (1)	($)(2)	($)
	Colonial Properties Trust
C. Reynolds Thompson, III	Defined Benefit Pension Plan	9	$ 4,683	$ 88,968
	Colonial Properties Trust
Paul F. Earle	Defined Benefit Pension Plan	14	9,847	187,086
	Colonial Properties Trust
Robert A. Jackson	Defined Benefit Pension Plan	8	6,406	121,718
	Colonial Properties Trust
Charles A. McGehee	Defined Benefit Pension Plan	25	33,520	636,883
____________________

(1) Plan benefits were frozen and the plan terminated on June 30, 2007. Number of years of credited service is equal to the actual years of service with the Company. We do not have a policy of granting extra years of credited service.

(2) Present value was determined using a discount rate of 5.0% and 94GAR morality table.

     Potential Payments Upon Termination or Change in Control

     Potential Payments Pursuant to Equity Awards Upon Death, Disability or Change in Control

     The following discussion summarizes the potential payments to our named executive officers in connection with certain terminations of employment or upon a change in control of the Company. The amounts shown assume that such termination of employment or change in control was effective as of December 31, 2007 (the last business day of our last completed fiscal year), and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of the termination or change in control.

     Death or Disability

     If a named executive officer were to die or become disabled, under the terms of the existing equity plans and award agreements, the named executive officer would be entitled to the following:

  any unvested restricted share awards would accelerate and become fully vested; and

  any unexercisable option awards would accelerate and become fully vested and would remain exercisable for up to one year after the date of death or termination of employment due to disability (unless terminated earlier upon the expiration of the term of the option, or 10 years from the date of grant).

     In addition, as to the service-based and performance-based restricted shares granted pursuant to our transition incentive program, the executive compensation committee may, in its discretion, allow the named executive officer to vest in a number of shares based on the ratio of his employment from the grant date to the date of termination and the five-year or three-year period, respectively.

     Change in Control

     If a named executive officer’s employment is terminated due to a change in control in which the Company is not the surviving entity, any unvested restricted share awards would accelerate and become fully vested. In addition, any unexercisable option awards would accelerate and become fully vested and remain exercisable for 30 days immediately prior to the occurrence of the termination. If, however, these awards are assumed, or substituted for options or shares of any successor entity, in connection with the change in control, the options and restricted shares would instead continue to vest in accordance with their terms.

     A “change in control” is defined under our equity plans as:

  the dissolution or liquidation of the Company;

  a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

  a sale of substantially all of the assets of the Company; or

  upon any transaction (including, a merger or reorganization in which the Company is the surviving entity) approved by the board of trustees that results in any person or entity owning 80%or more of the combined voting power of all classes of securities of the Company.

     With respect to the service-based and performance-based shares under our transition incentive program, these awards do not automatically accelerate upon a change in control. However, similar to the discussion above, the executive compensation committee may, in its sole discretion, adjust the total shareholder return results or otherwise modify an award in the event of such a transaction.

     The following table sets forth the intrinsic value (that is, the value based upon the Company’s share price ($22.63, the last reported sales price of our common shares on the NYSE on December 31, 2007), and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of death, disability or a change in control as of December 31, 2007. The table includes transition incentive performance shares that may be issued to the named executive officer pursuant to the transition incentive awards granted in April 2006 (see the Narrative to Summary Compensation Table and Grant of Plan-Based Awards Table above). The payout value for the transition performance award included in the table includes the estimated value of the award assuming that the “threshold” level of performance had been achieved and was calculated by dividing this estimated value by $22.63 (the last reported share price of our common shares on the NYSE on December 31, 2007).

	Death or Disability	Change in Control
C. Reynolds Thompson, III	$1,300,955	$1,300,955
Weston M. Andress	1,042,833	1,042,833
Paul F. Earle	683,387	683,387
Robert A. Jackson	325,600	325,600
Charles A. McGehee	244,179	244,179

Trustee Compensation

     Compensation of Non-Employee Trustees

     Non-employee trustees are compensated with an annual retainer and board and committee meeting fees. Non-employee trustees can elect to receive fully-vested common shares in lieu of all or a portion of annual board and committee meeting fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of fees have a fair market value equal to 125% of the amount of fees foregone. For purposes of this plan, “fair market value” is determined quarterly and defined as the average of the closing prices of the Company’s common shares for the last five trading days of the applicable three-month calendar quarter on which trades occurred.

     Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options are issued under the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan (and going forward, under the 2008 plan, if the 2008 plan is approved by shareholders at this meeting). The options vest one year after the date the award was granted, subject to continued service, at an exercise price equal to the fair market value on the grant date.

     Non-employee trustees also receive a grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The restricted shares are issued under the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan (and going forward, under the 2008 plan, if the 2008 plan is approved by shareholders at this meeting). The restricted shares are valued based on the fair market value on the grant date and vest one year after the grant date, subject to continued service.

     The grant date for both share option and restricted share awards is the date of the annual meeting of the board of trustees (which generally occurs on or about the date of the annual meeting of shareholders each year). We use the closing price on the grant date as the exercise price of share options and to determine the number of restricted shares, similar to the practice adopted for awards our executive officers and employees generally.

     Employee trustees are not entitled to any additional compensation for their service as trustees. (Mr. Lowder’s compensation arrangement as an employee of the Company is discussed below. Mr. Lowder does not receive any additional compensation as a trustee of the Company.) The following table outlines the non-employee trustee’s cash compensation in terms of annual retainer and fee structure for 2007 and 2008.

     Non-Employee Trustees Fee Structure
Annual Retainer – Board Members	$22,500
Annual Retainer – Lead Trustee	15,000
Annual Retainer – Audit Committee Chairman	15,000
Annual Retainer – Executive Compensation Chairman	7,500
Annual Retainer – Executive Committee Chairman	7,500
Annual Retainer – Governance Committee Chairman	7,500

Per Board Meeting Attended in Person*	1,750
Per Board Meeting Attended by Telephone	1,000

Committee Member (other than Chairman):
Per Committee Meeting Attended in Person*	1,250
Per Committee Meeting Attended by Telephone	1,000

Committee Chairman:
Per Committee Meeting Attended in Person or by Telephone*	1,750
____________________

* Plus out of pocket expenses.

     In addition, under the share ownership guidelines set forth in our Corporate Governance Guidelines, each trustee is expected to achieve a minimum ownership stake of $5,000. Each trustee was in compliance with this requirement as of December 31, 2007.

     Compensation of Thomas H. Lowder

     Salary and Annual and Long-term Incentive Compensation

     In April 2006, the Company implemented a change in Mr. Lowder’s duties and responsibilities in connection with his resignation as Chief Executive Officer and his continuation a non-executive Chairman of the board of trustees. In implementing this change, the Board sought to retain the services of Mr. Lowder as an employee of the Company and in a capacity that would continue to utilize his knowledge of the industry and the Company, with the expectation that his role as Chairman would encompass both traditional duties of a Chairman of the Board and regular advice, assistance and input to the Board and management in connection with management’s implementation of the Company’s strategy.

     After reviewing the Company’s current non-employee trustee compensation structure and the manner in which other companies addressed the movement of a chief executive officer to a traditional chairman role, with the assistance of the Compensation Committee’s outside consultant, the Compensation Committee recommended retaining the key elements of Mr. Lowder’s compensation arrangement that were in place prior to the change in title and role. The Committee believed that the typical compensation arrangements entered into by companies in similar situations were not conducive to the role that the Board expected Mr. Lowder to fulfill; rather, the Committee believed that the elements of base salary (reduced over a 3-year period), annual incentive and long-term incentive (expected to be based on the measures applicable to Messrs. Thompson and Andress) would reinforce his enhanced role.

     Consequently, during 2007, Mr. Lowder received a base salary of $300,000 (with another annual reduction to $250,000 in 2008) and is expected to receive an award under the Company’s annual incentive plan. In particular, the annual incentive plan performance measures for Messrs. Thompson and Andress were used for Mr. T. Lowder. A more detailed description of the annual incentive plan, including the measures applicable to Messrs. Thompson and Andress and the potential payments from this plan based on actual performance, is contained in the Compensation Discussion and Analysis – Annual Incentive Compensation.

     In addition, similar to the named executive officers, Mr. Lowder is expected to be awarded long-term incentive compensation based upon his annual incentive plan compensation award for 2007 when these award determinations are made (in April 2008). This process is described in more detail in the Compensation Discussion and Analysis–Elements of Compensation–Long-Term Incentive Compensation.

     Transition Incentive Awards

     In April 2006, Mr. Lowder also received transition incentive awards of 62,617 time-vested restricted shares and a performance award. The time-vested restricted shares vest only if Mr. Lowder remains employed with the Company for five years, beginning on April 26, 2006. (However, if Mr. Lowder dies or becomes disabled during the five-year period and the Compensation Committee so permits, he will vest in a number of shares based on the ratio of his employment from the grant date to termination and the five-year period).

     The performance award is ultimately payable in cash or common shares, or a combination of the two. The performance amount is based on the performance of the Company over the three-year period beginning January 1, 2006 and ending December 31, 2008. The performance measure is TSR for the three-year period. Performance will be measured on an absolute and a relative basis. The absolute performance measure is based on the Company’s business plan for the same time period. The relative performance measure is TSR for that same three-year period, in comparison to a corporate peer group. The absolute and relative performance measures each have threshold, target and maximum goals. The threshold, target and maximum levels have been assigned performance amounts as noted below:

		Threshold Level	Target Level	Maximum Level
	Absolute	Consistent with	Consistent with	Consistent with
		Business Plan	Business Plan	Business Plan
	Relative	25th Percentile of	75th percentile of	90th percentile of
		Peer group	Peer Group	Peer Group
Thomas H. Lowder	Payout	$30,000	$3,000,000	$6,000,000

     To receive any performance amount, either the absolute or relative threshold goal must be achieved. If either threshold goal is achieved, the actual performance amount to be paid is based on the higher of the absolute or relative performance goal achieved. (The actual amount will be interpolated based on actual results). The relative performance target goal is to achieve the 75th percentile of the peer group in TSR at the end of the three-year period.

     To encourage the continuation of the efforts during and after the three- and five-year periods and to provide an additional retention element to this arrangement, the Compensation Committee has required that 75% of the after-tax value of the shares received from this arrangement be retained for a period of five years after vesting (time-vested amount) or after payment (performance amount).

     Pension Plan

     During 2007, Mr. Lowder continued to participate in the Colonial Properties Trust Defined Benefit Pension Plan. As described in more detail under “Pension Benefits Disclosure” above, the Pension Plan was frozen effective April 27, 2007 for highly compensated employees, including Mr. T. Lowder, and was terminated effective June 30, 2007. Active plan participants as of January 1, 2007 were given the opportunity to elect a partial distribution of their accumulated benefit during 2007. Mr. Lowder elected to take a partial lump sum payment ($513,844) of his pension benefit during 2007. The present value of the remaining lump sum value as of December 31, 2007 is $27,044, which is expected to be paid out in 2008 after IRS approval of the plan termination.

     Other Compensation

     Mr. T. Lowder also continued to be provided certain benefits that were provided to the named executive officers in 2007, which are summarized in the footnote to the “All Other Compensation” column in the table below.

     Non-competition Agreement

     On May 4, 2007, the Company, Colonial Realty Limited Partnership and Mr. T. Lowder entered into a non-competition agreement. As previously disclosed, in connection with the 2006 change in Mr. Lowder’s title and duties, the Company and Mr. Lowder agreed to enter into a non- competition agreement which would replace the existing employment agreement originally entered into between Mr. Lowder and the Company on September 29, 1993. Accordingly, the Non-Competition Agreement replaced and terminated the employment agreement.

     The Non-Competition Agreement restricts Mr. T. Lowder from competing with the Company during the period in which Mr. T. Lowder serves as Chairman of the Board of the Company (or otherwise as an employee of the Company), and for two years thereafter (the “Restricted Period”). During the Restricted Period Mr. T. Lowder cannot engage in any way, directly or indirectly, in the acquisition, operation, development, management, leasing or disposition of any real property or any improvements thereon, other than in his capacity as a director, trustee, officer or equity owner of the Company, and other than certain permitted activities specified in the non-competition agreement. During the two-year, post-termination period, Mr. T. Lowder is entitled to compensation equal to two times his annual salary determined at the time he ceases to serve as Chairman of the Board of the Company (or otherwise as an employee of the Company) payable in substantially equal monthly installments over the two-year period. The non-competition agreement also contains a nonsolicitation covenant that applies during the Restricted Period to employees, independent contractors and tenants of any property in which the Company has at least a 50% equity interest.

     2007 Trustee Compensation Table

     The following table sets forth the total compensation paid to each trustee in 2007.

	Fees Earned
	or Paid in	Stock Awards	Option Awards	Change in	All Other
Trustee	Cash ($)	($)(2)	($)(4)	Pension Value	Compensation(6)	Total
Carl F. Bailey	$ -	$112,831(3)	$26,598	N/A	$2,677	$ 142,106
M. Miller Gorrie	-	81,893(3)	26,598	N/A	$2,677	$ 111,168
William M. Johnson	-	69,393(3)	26,598	N/A	$2,677	$ 98,668
Glade M. Knight	31,000	10,018	26,598	N/A	$2,677	$ 70,293
James K. Lowder	-	64,393(3)	26,598	N/A	$2,677	$ 93,668
Herbert A. Meisler	-	10,018	26,598	N/A	$53,927(7)	$ 90,543
Claude B. Nielsen	54,000	10,018	26,598	N/A	$2,677	$ 93,293
Harold W. Ripps	-	63,456(3)	26,598	N/A	$2,677	$ 92,731
Donald T. Senterfitt	72,250	10,018	26,598	N/A	$2,677	$ 111,543
John W. Spiegel	-	79,706(3)	26,598	N/A	$2,677	$ 108,981
Thomas H. Lowder	299,950(1)	1,756,905	59,246	(5)	$1,096,911(8)	$3,213,012

____________________

(1) Represents base salary received in 2007. See the base salary discussion under “Compensation of Thomas H. Lowder” above.

(2) The amount disclosed in the "Stock Awards" column includes the aggregate accounting expense recognized by the Company in fiscal year 2007, in accordance with FAS 123(R), other than disregarding the estimate of forfeitures based on service-based vesting conditions, related to restricted share awards made in 2007 and in prior fiscal years to the extent that the accounting cost of the awards was recognized in our 2007 consolidated financial statements contained in our 2007 Form 10-K. For each non-employee trustee, amount represents the grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The full grant date value of the annual restricted share awards granted in 2007 was $10,018. For Mr. T. Lowder, amount represents the (a) annual incentive compensation restricted share awards made in 2007 and in prior years (both mandatory and elective restricted share awards), (b) long-term incentive compensation restricted share awards made in 2007 and in prior years, and (c) transition incentive awards of time-vested restricted shares and performance-based restricted shares made in 2006. For a discussion of the transition incentive awards, see “Compensation of Mr. Thomas H. Lowder” above. The assumptions used to compute the accounting expense recognized for each trustee in fiscal year 2007 are set forth in footnote 15 to our 2007 consolidated financial statements contained in our 2007 Form 10-K. As of December 31, 2007, each of our non-employee trustees held 201 outstanding restricted shares and Mr. T. Lowder held 81,586 outstanding restricted shares.

(3) This amount also includes the awards to non-employee trustees who elected to receive common shares in lieu of all of the annual board and committee meeting fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of cash under such plan have a fair market value equal to 125% of the amount of cash foregone. The trustees that participated in this plan during 2007 were Messrs. Bailey, Gorrie, Johnson, J. Lowder, Ripps and Spiegel. For 2007, the market values attributable to the additional 25% were as follows: Mr. Bailey: $20,563; Mr. Gorrie $14,375; Mr. Johnson $11,875; Mr. J. Lowder $10,875; Mr. Ripps $10,688; and Mr. Spiegel $13,938. The amounts included in this column represent the grant date fair value of these stock awards, determined in accordance with FAS 123(R).

(4) The amounts disclosed in the "Option Awards" column represent the aggregate accounting expense recognized by the Company in fiscal year 2007, in accordance with FAS 123(R), other than disregarding the estimate of forfeitures based on service-based vesting conditions, related to option awards made in 2007 and in prior fiscal years to the extent that the accounting cost of the awards was recognized in our 2007 consolidated financial statements contained in our 2007 Form 10-K. For each non-employee trustee, amount represents the grant of options to purchase 5,000 common shares upon re-election to the board in 2007 and the portion of option awards granted in prior years for which the Company recognized accounting expense in fiscal year 2007. The amounts set forth in this column represent the grant date fair value of the option awards. The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table and in the financial statements of the Company. For Mr. T. Lowder, amount represents the option awards made in 2007 and the portion of option awards granted in prior years for which the Company recognized accounting expense in fiscal year 2007. The following assumptions were made for the purposes of calculating the option value: an option term of 7.17 years, volatility of 19.42%, dividend yield at 5.76% (excluding the effect of the special dividend), and discount rate (bond equivalent yield) of 4.66%. The following table lists the outstanding option awards at December 31, 2007 held by each of our trustees (including, as to Mr. T. Lowder, 63,035 option shares held in trust for the benefit of Mr. Lowder’s children):

Options Outstanding at 2007 Fiscal Year-End

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)
Name	Exercisable	Unexercisable
Carl F. Bailey	50,000	5,000
M. Miller Gorrie	5,000	5,000
William M. Johnson	10,000	5,000
Glade M. Knight	116,618	5,000
James K. Lowder	45,000	5,000
Herbert A. Meisler	30,000	5,000
Claude B. Nielsen	45,000	5,000
Harold W. Ripps	5,000	5,000
Donald T. Senterfitt	35,000	5,000
John W. Spiegel	20,000	5,000
Thomas H. Lowder	442,497	48,818
____________________

(5) Of the trustees, only Mr. T. Lowder participated in the Colonial Properties Trust Defined Benefit Plan in 2007 due to his service as an employee of the Company. For 2007, the aggregate change in the present value of the accumulated pension benefit was negative -- ($396,285). See the discussion under “Compensation of Mr. Thomas H. Lowder-Pension Plan” above.

(6) As to each non-employee trustee, the amount listed in this column represents the following dividends: one dividend payment of $0.68 per share in 2007 on the 209 restricted shares granted on April 26, 2006 and which became 100% vested on April 26, 2007, and two dividend payments of $0.68 per share, one dividend payment of $10.75 and one dividend payment of $0.50 on the 201 restricted shares granted on April 25, 2007.

(7) Mr. Meisler has waived his right to trustee and committee meeting fees (which was $51,250 for 2007) and has requested that we donate a like amount to a charitable organization, designated by Mr. Meisler on his behalf.

(8) This amount consists of the following items: (a) our contributions to the 401(k) plan on behalf of Mr. Lowder, (b) our payment of premiums for life insurance, long-term care policies, long-term disability coverage and MEDJET service on behalf of Mr. Lowder, and (c) dividends paid during 2007 on unvested restricted shares owned by Mr. Lowder (which dividends, including the special dividend of $10.75 per share paid in June 2007, were not included in the aggregate accounting expense recognized by the Company in fiscal year 2007 relating to such awards), each as shown in the table below.

Dividends
				Long-	Long-		Paid on	Total All
				term	term		Unvested	Other
		401(k)	Life	Care	Disability	MEDJET	Restricted	Compens
Name	Year	Contribution	Insurance	Insurance	Insurance	Premium	Shares	ation
Thomas H. Lowder	2007	$1,666	$117	$1720	$3,741	$ 390	$1,080,277	$1,096,911

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The executive compensation committee was comprised of Messrs. Claude B. Nielsen, William M. Johnson, Herbert A. Meisler and John W. Spiegel during 2007. None of these four members was an employee or officer of the Company during 2007 and none are former officers. In addition, no interlocking relationship existed between these members and any member of any other Company’s board of directors, board of trustees or compensation committee during that period.

     During fiscal year 2007, we engaged in certain transactions with entities in which some of our trustees had a financial interest. None of these transactions involved members of the executive compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has implemented a specific procedure for reviewing and approving related party construction activities. The Company historically has used Brasfield & Gorrie LLC, a construction company controlled by Mr. M. Miller Gorrie (a trustee of the Company), to manage and oversee certain of its development, re-development and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, re-development or expansion project with this company in compliance with the Company’s “Policy on Hiring Architects, Contractors, Engineers, and Consultants”, which policy was developed to allow the selection of certain preferred vendors who have demonstrated an ability to consistently deliver a quality product at a fair price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee (a non-board level committee composed of various members of management of the Company), presents each project to the independent members of the executive committee of the board of trustees for final approval.

     The Company paid $77.0 million for property construction costs to Brasfield & Gorrie LLC, during the year ended December 31, 2007, of which $67.0 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2007. The Company had $6.5 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2007. Mr. Gorrie has a 3.8 percent economic interest in Brasfield & Gorrie, LLC. These transactions were unanimously approved by the independent members of the executive committee consistent with the procedure described above.

     During 2007, the Company also leased space to Brasfield & Gorrie, LLC, pursuant to a 5-year lease entered into in 2003. In June 2007, the underlying property was contributed to a joint venture in which we retain a 15 percent interest. We continue to manage the underlying property. The lease provides for annual payments of $582,900 over the term of the lease. The aggregate amount of rent payable under this lease was approximately $582,900 during 2007, of which approximately $260,800 was paid to the Company prior to the sale of the property in June 2007.

     Since 1993, Colonial Insurance Agency, a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and his family members and James Lowder and his family members each has a 50 percent ownership interest), has provided insurance risk management, administration and brokerage services for the Company. As part of this service, the Company placed insurance coverage with unaffiliated insurance brokers and agents, including Hilb, Rogal & Hobbs, Colonial Insurance Agency, McGriff Siebels & Williams and Marsh, USA, through a competitive bidding process. The premiums paid to these unaffiliated insurance brokers and agents (as they deducted their commissions prior to paying the carriers) totaled $7.8 million for 2007. The aggregate amount paid by the Company to Colonial Insurance Agency for these services during 2007 was $596,000. Neither Mr. T. Lowder nor Mr. J. Lowder have an interest in these premiums.

     The Company has not adopted a formal policy for the review and approval of related persons’ transactions generally. However, pursuant to its charter, our audit committee reviews and discusses with management and our independent registered public accounting firm any such transaction if deemed material and relevant to an understanding of the Company’s financial statements.

VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of February 15, 2008, the record date for our annual meeting, information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, within the meaning of Rule 13d-3 under the Exchange Act, by:

(1)	each person known by us to be the beneficial owner of more than five percent of our outstanding common shares;

(2)	each trustee, nominee and named executive officer; and

(3)	our trustees, our named executive officers and other executive officers as a group.

     Unless otherwise indicated in the notes to the table, each person named in the table had, as of the record date, sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to “units” are to common units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the “Number of Common Shares” column because units are currently redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. Because of limitations on ownership of common shares imposed by our Declaration of Trust, neither Mr. T. Lowder nor Mr. J. Lowder could in fact redeem all of his units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and executive officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

			Percent of
	Number of	Percent of	Common
Name and Business Address	Common	Common	Shares
of Beneficial Owner	Shares	Shares (1)	and Units (2)
Thomas H. Lowder (3)	3,559,364	7.1%	6.2%
James K. Lowder (4)	2,959,103	5.9%	5.2%
The Vanguard Group, Inc. (5)	3,110,126	6.6%	5.4%
100 Vanguard Blvd.
Malvern, PA 19355
Deutsche Bank AG (6)	2,576,173	5.4%	4.5%
Theodor-Heuss-Allee 70
60468 Frankfurt am Main
Federal Republic of Germany
Anchor Capital Advisors LLC (7)	2,400,113	5.1%	4.2%
One Post Office Square
Boston, MA 02109-2103
Barclays Global Investors, NA (8)	2,387,254	5.0%	4.2%
45 Fremont Street
San Francisco, CA 94105
Carl F. Bailey (9)	140,383	*	*
M. Miller Gorrie (10)	947,059	2.0%	1.7%
William M. Johnson (11)	1,015,605	2.1%	1.8%
Glade M. Knight (12)	862,815	1.8%	1.5%
Herbert A. Meisler (13)	620,423	1.3%	1.1%
Claude B. Nielsen (14)	79,729	*	*
Harold W. Ripps (15)	2,203,572	4.7%	3.8%
Donald T. Senterfitt (16)	51,894	*	*
John W. Spiegel (17)	45,616	*	*
C. Reynolds Thompson, III (18)	239,758	*	*
Weston M. Andress (19)	128,026	*	*
Paul F. Earle (20)	142,403	*	*
Charles A. McGehee(21)	123,613	*	*
Robert A. Jackson(22)	52,777	*	*
All executive officers and trustees as a group
(18 persons) (23)	11,291,196	23.8%	19.8%
____________________

* Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 47,292,433 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of units or upon the exercise of options exercisable within 60 days of February 15, 2008.

(2) For purposes of this calculation, the number of common shares and units deemed outstanding includes 47,292,433 common shares currently outstanding, 9,992,778 units currently outstanding (excluding units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days of February 15, 2008. All such outstanding units are currently redeemable within 60 days of February 15, 2008.

(3) The total includes 132,892 shares directly owned by Thomas Lowder, 168,871 shares owned by the Thomas H. Lowder 2006 2-Year Trust, of which Thomas Lowder is the Trustee, 1,600 shares owned by Thomas H. Lowder Investments, LLC, 290,921 shares owned by Colonial Commercial Investments, Inc. (“CCI”), a corporation owned equally by Thomas and James Lowder, 46,632 shares owned pursuant to the Company’s 401(k) plan, 19,719 shares owned, and 63,035 shares subject to options exercisable within 60 days, held in trust for the benefit of Thomas Lowder’s children, and 403,875 shares subject to options exercisable within 60 days. In addition, the total includes 559,929 units directly owned by Thomas Lowder, 75,421 units owned by the Thomas H. Lowder 2006 2-Year Trust, of which Thomas Lowder is the Trustee, 89,285 units owned by Thomas H. Lowder Investments, LLC, 1,707,054 units owned by CCI, and 130 units held in trust for the benefit of Thomas Lowder’s children. Shares and units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4) The total includes 22,348 shares directly owned by James Lowder, 117,244 shares owned by the James K. Lowder 2006 2-Year Trust, of which James Lowder is the Trustee, 1,600 shares owned by James K. Lowder Investments, LLC, 290,921 shares owned by CCI, 45,106 shares owned pursuant to the Company’s 401(k) plan, and 50,000 shares subject to options exercisable within 60 days. In addition, the total includes 527,330 units directly owned by James K. Lowder, 108,021 units owned by the James K. Lowder 2006 2-Year Trust, of which James Lowder is the Trustee, 89,285 units owned by James K. Lowder Investments, LLC, 1,707,054 units owned by CCI and 195 units held in trust for the benefit of James K. Lowder’s children.

(5) Represents the number of shares owned by The Vanguard Group, Inc. based on a Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 14, 2008. According to such Schedule 13G/A, the Vanguard Group, Inc. has sole voting power with respect to 20,126 of such common shares and sole dispositive power with respect to all of the 3,110,126 common shares.

(6) Represents the number of shares owned by the Corporate and Investment Banking business group and the Corporate Investment business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates collectively (“DBAG”), as a group, based on a Schedule 13G filed with the Securities an Exchange Commission on January 29, 2008 by such group. According to such Schedule 13G Deutsche Bank AG beneficially owns the common shares reported in the table above and has sole voting power with respect to 1,140,150 of such shares and sole dispositive power with respect to the 2,576,173 common shares, which ownership reflects the fact that (a) RREEF America, L.L.C. beneficially owns 2,446,923 of our common shares and has sole voting power with respect to 1,012,600 of such shares and sole dispositive power with respect to the 2,446,923 common shares; (b) Deutsche Bank Trust Corp. Americas beneficially owns 3,100 of our common shares and has sole voting and dispositive power with respect to all such shares; (c) Deutsche Investment Management Americas beneficially owns 124,450 of our common shares and has sole voting and dispositive power with respect to all such shares; and (d) Deutsche Bank Trust Company Delaware beneficially owns 1,700 of our common shares and has sole dispositive power with respect to all such shares. The Schedule 13G was filed on behalf of (a) Deutsche Bank Trust Corp. Americas solely in its capacities as a bank under Section 3(a)(6) of the Exchange Act, (b) RREEF America, L.L.C., Deutsche Investment Management Americas, and Deutsche Bank Trust Company Delaware solely in each of their capacities as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), and (c) by Deutsche Bank AG solely in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(F). CIB has disclaimed beneficial ownership of any securities beneficially owned by (a) any client accounts, and (b) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB.

(7) Represents the number of common shares owned by Anchor Capital Advisors LLC based on a Schedule 13G filed with the Securities and Exchange Commission by Anchor Capital Advisors LLC on January 22, 2008. According to such Schedule 13G, Anchor Capital Advisors LLC has sole voting and dispositive power with respect to all 2,400,113 of our common shares. The Schedule 13G was filed on behalf of Anchor Capital Advisors LLC solely in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(8) Information based on a Schedule 13G filed with the Securities an Exchange Commission on January 10, 2008 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, indicating that: (a) Barclays Global Investors, NA beneficially owns 1,120,745 of our common shares and has sole voting power with respect to 840,397 of such common shares and sole dispositive power with respect to the 1,120,745 common shares; (b) Barclays Global Fund Advisors beneficially owns 1,189,804 of our common shares and has sole voting power with respect to 797,750 of such common shares and sole dispositive power with respect to the 1,189,804 common shares; (c) Barclays Global Investors, Ltd. beneficially owns 54,872 of our common shares and has sole voting power with respect to 6,801 of such common shares and sole dispositive power with respect to the 54,872 common shares; and (d) Barclays Global Investors Japan Limited beneficially owns 21,833 of our common shares and has sole voting and dispositive power with respect to the 21,833 common shares. The Schedule 13G was filed on behalf of (a) Barclays Global Investors, NA and Barclays Global Investors, Ltd. solely in each of their capacities as a bank under Section 3(a)(6) of the Exchange Act and (b) Barclays Global Fund Advisors and Barclays Global Investors Japan Limited solely in each of their capacities as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(9) The total includes 71,788 shares directly owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey’s spouse, 50,000 shares subject to options exercisable within 60 days and 17,595 units directly owned by Mr. Bailey.

(10) The total includes 190,898 shares directly owed by Mr. Gorrie, 443,274 shares owned by Brasfield & Gorrie, LLC, which is controlled by Mr. Gorrie, 254 shares held in trust for Mr. Gorrie’s son, 9,111 shares held in trust for Mr. Gorrie’s brother and 10,000 shares subject to options exercisable within 60 days. Also includes 157,140 units owned by MJE, LLC., and 109,383 units directly owned by Mr. Gorrie.

(11) The total Includes 404,513 shares directly owned by Mr. Johnson, 12,892 shares owned by Mr. Johnson’s spouse,, and 10,000 shares subject to options exercisable within 60 days. The total also includes 338,200 units directly owned by Mr. Johnson. Also included are 100,000 shares held by Faith Ventures Foundation, Inc. and 90,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc., as to each of which Mr. Johnson has shared voting and investment power.

(12) The total includes 634,376 shares directly owned by Mr. Knight, 84,226 shares owned by LLP, which is controlled by Mr. Knight, 1,547 shares owned by Mr. Knight’s sons, 21,048 owned by Mr. Knight’s spouse and 121,618 shares subject to options exercisable within 60 days.

(13) The total includes 40,894 shares directly owned by Mr. Meisler, 35,000 shares subject to options exercisable within 60 days, 471,872 units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 units directly owned by Mr. Meisler.

(14) The total includes 16,894 shares directly owned by Mr. Nielsen, 6,970 shares owned by Mr. Nielsen as custodian for his children, 50,000 shares subject to options exercisable within 60 days and 5,865 units directly owned by Mr. Nielsen.

(15) The total includes 217,597 shares directly owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 10,000 shares subject to options exercisable within 60 days and 1,925,975 units directly owned by Mr. Ripps.

(16) The total includes 11,894 shares directly owned by Mr. Senterfitt and 40,000 shares subject to options exercisable within 60 days.

(17) The total includes 20,616 shares directly owned by Mr. Spiegel and 25,000 shares subject to options exercisable within 60 days.

(18) The total includes 65,996 shares directly owned by Mr. Thompson, 154,264 shares subject to options exercisable within 60 days, and 1,903 shares owned pursuant to the Company’s 401(k) plan. Also includes 17,595 units owned directly by Mr. Thompson, which are pledged to a bank loan.

(19) The total includes 61,566 shares directly owned by Mr. Andress, 1,995 shares owned pursuant to the Company’s 401(k) plan and 64,465 shares subject to options exercisable within 60 days.

(20) The total includes 35,337 shares directly owned by Mr. Earle, 11,599 shares owned pursuant to the Company’s 401(k) plan, 77,872 shares subject to options exercisable in 60 days and 17,595 units directly owned by Mr. Earle, which are pledged to a bank loan.

(21) The total includes 55,623 shares directly owned by Mr. McGehee, 1,349 shares owned by Mr. McGehee’s spouse, 19,505 shares owned pursuant to the Company’s 401(k) plan, 29,541 shares subject to options exercisable in 60 days, and 17,595 units directly owned by Mr. McGehee.

(22) The total includes 18,957 shares directly owned by Mr. Jackson, 16,225 shares subject to options exercisable within 60 days, and 17,595 units directly owned by Mr. Jackson, which are pledged to a bank loan.

(23) Includes 3,591,037 shares, 6,403,312 units and 1,296,847 shares subject to options exercisable within 60 days held by executive officers and trustees. Shares and units held by CCI have been counted only once for this purpose.

(24)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common shares and units. During 2007, there were no late filings.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2009 annual meeting must be received by us no later than November 18, 2008 to be considered for inclusion in our proxy material for the 2009 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 23, 2009 and no later than February 22, 2009, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the SEC and may be obtained from us upon request.

     Pursuant to SEC rules, if a shareholder notifies the Company after February 1, 2009 of an intent to present a proposal at the 2009 annual meeting of shareholders and the proposal is voted upon at the 2009 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2009 annual meeting.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum. Trustees will be elected by a plurality of all votes cast at the meeting. The Company has adopted a policy regarding nominees for trustee who fail to receive an affirmative majority of all votes cast at the annual meeting. The Company’s corporate governance guidelines provide that:

In an uncontested election, any nominee for Trustee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the shareholder vote to the Governance Committee. The Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

     The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the annual meeting. Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” this proposal. Broker non-votes will not be counted as shares entitled to vote and, accordingly will not affect the outcome with respect to this proposal. Accordingly, abstentions and broker “non-votes” will have no effect on the outcome of this proposal.

     The affirmative vote of a majority of all the votes cast at the annual meeting is necessary to approve the Colonial Properties Trust 2008 Omnibus Incentive Plan, provided that the number of votes cast for this proposal represents over 50% of all outstanding common shares entitled to vote at the annual meeting. Pursuant to the New York Stock Exchange requirements, the total votes cast on compensation plans must represent over 50% of all of the outstanding shares of common stock entitled to vote. Therefore, for purposes of this proposal to approve the 2008 plan, abstentions will count as votes cast, but broker "non-votes" will not. We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We also have retained Altman Group to assist us in the distribution of proxy materials and the solicitation of votes described above. Altman Group [may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. We will pay Altman Group a fee of $7,000 plus reimbursement of customary out-of-pocket costs and expenses for these services. We have agreed to indemnify Altman Group against certain liabilities arising out of or in connection with its agreement. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

HOUSEHOLDING OF PROXY MATERIALS

     If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will deliver promptly a copy to you if you address your written request to or call Colonial Properties Trust, Attention: Investor Relations, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203 (telephone number: 1-800-645-3917). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 23, 2008

     This proxy statement, our annual report to shareholders and our annual report on Form 10-K for the year ended December 31, 2007 are available on our website at www.colonialprop.com. Under the investor relations section of the website.

     Your vote is important. If you are unable to be present at the meeting in person, please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Trustees

John P. Rigrish
Chief Administrative Officer and
Corporate Secretary

March 18, 2008